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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                            ------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                             HEXCEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

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
ABCDEFG
                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1997
                             ---------------------

To the Stockholders of Hexcel Corporation:

    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Hexcel Corporation, a Delaware corporation ("Hexcel"), will be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 22, 1997, at 10:30 a.m., local time, for the following purposes:

        1. To elect 10 individuals (John M.D. Cheesmond, Marshall S. Geller, Juergen Habermeier, John J. Lee, Stanley Sherman, Martin L. Solomon, George
    S. Springer, Joseph T. Sullivan, Hermann Vodicka and Franklin S. Wimer) to Hexcel's Board of Directors to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

        2. To approve and adopt Hexcel's Incentive Stock Plan as amended and restated as of January 30, 1997;

        3.  To approve and adopt Hexcel's Management Stock Purchase Plan; and

        4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    Hexcel's Board of Directors (the "Board of Directors") has fixed the close of business on March 24, 1997 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Hexcel common stock at the close of business on the Record Date shall be entitled to vote at the Annual Meeting, either by proxy or in person. A list of such stockholders will be available for inspection at the offices of Hexcel at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting. Each share of Hexcel common stock is entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting.

    The enclosed proxy is solicited by the Board of Directors. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

    Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly using the enclosed pre-addressed, postage-paid, return envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is appreciated.

                                          By order of the Board of Directors
                                          Ira J. Krakower
                                          Secretary

Dated: April 21, 1997

           YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
                  PRE-ADDRESSED, POSTAGE-PAID RETURN ENVELOPE.

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1997
                             ---------------------

    This Proxy Statement is being furnished to the stockholders of Hexcel Corporation, a Delaware corporation ("Hexcel"), in connection with the solicitation of proxies by Hexcel's Board of Directors (the "Board of Directors") for use at the Annual Meeting of Stockholders of Hexcel to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 22, 1997, at 10:30 a.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to consider and vote on (i) the election of 10 individuals (John M.D. Cheesmond, Marshall S. Geller, Juergen Habermeier, John J. Lee, Stanley Sherman, Martin L. Solomon, George S. Springer, Joseph T. Sullivan, Hermann Vodicka and Franklin S. Wimer) to the Board of Directors; (ii) the approval and adoption of Hexcel's Incentive Stock Plan as amended and restated as of January 30, 1997 (as so amended, the "Incentive Stock Plan"); (iii) the approval and adoption of Hexcel's Management Stock Purchase Plan (the "Management Stock Purchase Plan"); and (iv) such other matters as may properly come before the Annual Meeting.

    The Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in the attached notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. The persons named in the enclosed proxy card, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

    This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of Hexcel on or about April 21, 1997. The date of this Proxy Statement is April 21, 1997.

    No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Hexcel or any other person. The delivery of this Proxy Statement shall not under any circumstances create an implication that there has been no change in the affairs of Hexcel since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
THE MEETING................................................................................................          3
  General..................................................................................................          3
  Matters to be Considered at the Meeting..................................................................          3
  Record Date; Voting Rights...............................................................................          3
  Proxies..................................................................................................          4
  Recommendations of the Board of Directors................................................................          4

ELECTION OF DIRECTORS......................................................................................          4

  Information Regarding the Directors and Director Nominees................................................          6
  Meetings and Standing Committees of the Board of Directors...............................................          8

EXECUTIVE OFFICERS.........................................................................................          9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................         12
  Stock Beneficially Owned by Principal Stockholders.......................................................         12
  Stock Beneficially Owned by Directors and Officers.......................................................         13

EXECUTIVE COMPENSATION.....................................................................................         14
  Summary Compensation Table...............................................................................         14
  Options and Restricted Stock.............................................................................         15
  Deferred Compensation....................................................................................         17
  Employment and Other Agreements..........................................................................         18
  Compensation Committee Report on Executive Compensation..................................................         19
  Compensation Committee Interlocks and Insider Participation..............................................         22
  Compensation of Directors................................................................................         22

PERFORMANCE GRAPH..........................................................................................         23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................         23
  Certain Relationships and Related Transactions with Ciba.................................................         23
  Other Relationships and Related Transactions.............................................................         29

THE INCENTIVE STOCK PLAN...................................................................................         29
  General..................................................................................................         29
  Description of the Principal Features of the Plan........................................................         29
  Certain Federal Income Tax Consequences..................................................................         31
  Plan Benefits............................................................................................         32

THE MANAGEMENT STOCK PURCHASE PLAN.........................................................................         32
  General..................................................................................................         32
  Description of the Principal Features of the Plan........................................................         32
  Certain Federal Income Tax Consequences..................................................................         33

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................................................         34

OTHER MATTERS..............................................................................................         34

STOCKHOLDER PROPOSALS......................................................................................         34

INDEPENDENT AUDITORS.......................................................................................         34

ANNUAL REPORT..............................................................................................         35

ANNEX A -- FORM OF INCENTIVE STOCK PLAN OF HEXCEL (TO TAKE EFFECT RETROACTIVELY ON
  JANUARY 30, 1997 IF THE AMENDED AND RESTATED INCENTIVE STOCK PLAN IS APPROVED AND ADOPTED BY HEXCEL'S
  STOCKHOLDERS)............................................................................................        A-1

ANNEX B -- FORM OF MANAGEMENT STOCK PURCHASE PLAN OF HEXCEL (TO TAKE EFFECT RETROACTIVELY ON JANUARY 1,
  1997 IF THE MANAGEMENT STOCK PURCHASE PLAN IS APPROVED AND ADOPTED BY HEXCEL'S STOCKHOLDERS).............        B-1

                                  THE MEETING

GENERAL

    This Proxy Statement is being furnished to stockholders of Hexcel in connection with the solicitation of proxies by the Board of Directors of Hexcel for use at the Annual Meeting to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 22, 1997, at 10:30 a.m., local time, and at any adjournment or postponement thereof. Each copy of this Proxy Statement is accompanied by a proxy card for use at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE MEETING

    At the Annual Meeting, holders of Hexcel's common stock, par value $0.01 per share ("Hexcel Common") will vote upon (i) the election of 10 individuals to the Board of Directors; (ii) the approval and adoption of the Incentive Stock Plan;
(iii) the approval and adoption of the Management Stock Purchase Plan; and (iv) such other matters as may properly be brought before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE; VOTING RIGHTS

    The Board of Directors of Hexcel has fixed the close of business on March 24, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). This Proxy Statement and the enclosed proxy card are being mailed on or about April 21, 1997 to holders of record of Hexcel Common on the Record Date. On the Record Date, there were 36,615,959 shares of Hexcel Common outstanding held by 2,414 stockholders of record.

    The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of the Hexcel Common entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

    Approval and adoption of the Incentive Stock Plan and the Management Stock Purchase Plan requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. The election of directors requires a plurality of the votes cast in person or by proxy at the Annual Meeting.

    Under the rules of the New York Stock Exchange ("NYSE") brokers who hold shares in "street name" have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

    Under applicable Delaware law, in determining whether the proposal to elect directors has received the requisite vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. With respect to the proposals to approve and adopt the Incentive Stock Plan and the Management Stock Purchase Plan, brokers may not vote shares held for customers without specific instructions from such customers. In determining whether the proposals to approve and adopt the Incentive Stock Plan and the Management Stock Purchase Plan have received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposals; broker non-votes will be disregarded and will have no effect on the outcome of the votes.

    Under the terms of a Governance Agreement dated as of February 29, 1996, between Hexcel and Ciba-Geigy Limited ("CGL"), as amended in accordance with the Hexcel Consent Letter (as defined below) (the "Governance Agreement"), Ciba Specialty Chemicals Holding Inc. ("Ciba"), which currently beneficially holds 49.2% of the issued and outstanding Hexcel Common, is subject to certain voting restrictions with respect to the shares of Hexcel Common held by it. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Certain Relationships and Related Transactions with Ciba." In accordance with the terms of the Governance Agreement, Ciba has indicated that it will vote its shares of Hexcel Common in favor of each of the nominees for election to the Board of Directors and for the approval and adoption of the Incentive Stock Plan and the Management Stock Purchase Plan.

PROXIES

    All shares of Hexcel Common which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at such Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted as follows:

    FOR  the election of each of the nominees to Hexcel's Board of Directors;

    FOR  the approval and adoption of the Incentive Stock Plan; and

    FOR  the approval and adoption of the Management Stock Purchase Plan.

    If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder, or their duly constituted substitutes acting at the Annual Meeting, will have discretion to vote on such matters in accordance with their judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Hexcel at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Hexcel before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person. Notice of revocation or subsequent proxy should be sent so as to be delivered to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238,
Attention: Secretary, or hand delivered to the Secretary of Hexcel, at or before the taking of the vote at the Annual Meeting.

    The cost of solicitation of proxies will be paid by Hexcel. Hexcel has retained Georgeson & Company Inc. to aid in the solicitation of proxies at a fee of $3,000 plus expenses. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Hexcel in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Hexcel will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    The Board of Directors unanimously recommends a vote FOR the election of each of the nominees to the Board of Directors, a vote FOR the approval and adoption of the Incentive Stock Plan and a vote FOR the approval and adoption of the Management Stock Purchase Plan. See "ELECTION OF DIRECTORS," "THE INCENTIVE STOCK PLAN" and "THE MANAGEMENT STOCK PURCHASE PLAN".

                             ELECTION OF DIRECTORS

    On February 29, 1996, the Board of Directors was reconstituted in accordance with the terms of the Governance Agreement and a Strategic Alliance Agreement, dated as of September 29, 1995 (the "Strategic Alliance Agreement") among Hexcel, CGL and Ciba-Geigy Corporation ("CGC" and together with CGL, "Ciba-Geigy"). In accordance with a consent letter dated February 21, 1997 (the "Hexcel Consent Letter"), Hexcel consented to the assignment by Ciba-Geigy of all of their respective rights under such agreements to Ciba and to the assumption by Ciba of all obligations thereunder. As amended in accordance with the Hexcel Consent Letter, the Governance Agreement provides that the Board of Directors shall consist of 10 directors, including four directors designated by Ciba (the "Ciba Directors") (currently John M.D. Cheesmond, Stanley Sherman, Joseph T. Sullivan and Hermann Vodicka), the Chairman of the Board and Chief Executive Officer of Hexcel (John J. Lee), the President and Chief Operating Officer of Hexcel (Juergen Habermeier) and four additional directors who are independent of

Ciba (the "Independent Directors,") (currently Marshall S. Geller, Martin L. Solomon, George S. Springer and Franklin S. Wimer).

    Pursuant to the Governance Agreement, the composition of any slate of nominees to be presented to stockholders of Hexcel for election to the Board of Directors is generally determined as follows: (i) if Ciba beneficially owns voting securities representing 30% or more of the total voting power of Hexcel, the slate of nominees will consist of four individuals designated by Ciba (the "Ciba Nominees"), the Chairman of the Board and Chief Executive Officer of Hexcel (the "Chairman"), the President and Chief Operating Officer of Hexcel (the "President") and four additional individuals, each of whom (x) is not a Ciba Director, (y) is not and has not been an officer, employee or director of Ciba or any affiliate or associate of Ciba and (z) has no affiliation or relationship with Ciba or its affiliates such that a reasonable person would regard such person as likely to be influenced by Ciba or its affiliates (the "Independent Nominees"); (ii) if Ciba beneficially owns voting securities representing less than 30% but at least 20% of the total voting power of Hexcel, the slate of nominees will consist of three Ciba Nominees, the Chairman, the President and five additional Independent Nominees; (iii) if Ciba beneficially owns voting securities representing less than 20% but at least 15% of the total voting power of Hexcel, the slate of nominees will consist of two Ciba Nominees, the Chairman, the President and six additional Independent Nominees; and (iv) if Ciba beneficially owns voting securities representing less than 15% but at least 10% of the total voting power of Hexcel, the slate of nominees will consist of one Ciba Nominee, the Chairman, the President and seven additional Independent Nominees. In accordance with the Governance Agreement, Independent Nominees are designated by the Independent Directors.

    Ciba currently beneficially owns approximately 49.2% of the total voting power of Hexcel. In accordance with the Governance Agreement, the following individuals have been nominated for election to the Board of Directors: (i) John
J. Lee (the Chairman); (ii) Juergen Habermeier (the President); (iii) John M.D. Cheesmond, Stanley Sherman, Joseph T. Sullivan and Hermann Vodicka (the Ciba Nominees); and (iv) Marshall S. Geller, Martin L. Solomon, George S. Springer and Franklin S. Wimer (the Independent Nominees). All of the nominees for election to the Board of Directors are currently serving as directors of Hexcel.

    Unless otherwise instructed on the enclosed proxy card, the persons named therein will vote such proxy (if properly executed and returned) for the election of each of the director nominees. In case any nominee becomes unavailable for election or declines to serve for any reason, an event Hexcel does not anticipate, the shares of Hexcel Common represented by a properly executed and returned proxy will be voted for an alternative or alternatives designated in accordance with the Governance Agreement. No family relationship exists between any director, director nominee or executive officer of Hexcel and any other director, director nominee or executive officer of Hexcel.

INFORMATION REGARDING THE DIRECTORS AND DIRECTOR NOMINEES

    Set forth below is certain information concerning the current directors of Hexcel as of April 10, 1997. All current directors have been nominated for reelection to the Board of Directors. There are no family relationships among any of Hexcel's executive officers or directors.

                                                      DIRECTOR
NAME                                        AGE         SINCE                      POSITION(S) WITH HEXCEL
--------------------------------------      ---      -----------  ---------------------------------------------------------
John J. Lee...........................          60         1993   Chairman of the Board; Chief Executive Officer; Director
Juergen Habermeier....................          56         1996   President; Chief Operating Officer; Director
John M.D. Cheesmond...................          47         1996   Director
Marshall S. Geller....................          58         1994   Director
Stanley Sherman.......................          58         1996   Director
Martin L. Solomon.....................          60         1996   Director
George S. Springer....................          63         1993   Director
Joseph T. Sullivan....................          57         1996   Director
Hermann Vodicka.......................          54         1996   Director
Franklin S. Wimer.....................          61         1996   Director

    JOHN J. LEE, age 60, has served as Chairman of the Board of Directors of Hexcel since February 1996, Chief Executive Officer since January 1994, Chairman and Chief Executive Officer from January 1994 to February 1995, Chairman and Co-Chief Executive Officer from July 1993 to December 1993 and a director of Hexcel since May 1993. Mr. Lee also serves as Chairman of the Nominating Committee and a member of the Finance Committee of Hexcel. Mr Lee is also a director of Aviva Petroleum Corporation, an oil and gas exploration company. Mr. Lee is also a director of Hvide Marine Incorporated, a marine support and transportation services company and has served as Chairman of the Board, President and Chief Executive Officer of Lee Development Corporation, a merchant banking company, since 1987. Mr. Lee is a Trustee of Yale University and has been an adviser to the Clipper Group, a private investment partnership since 1993. Mr. Lee served as a director of XTRA Corporation, a transportation equipment leasing company, from 1990 to January 1996. From July 1989 through April 1993, Mr. Lee served as Chairman of the Board and Chief Executive Officer of Seminole Corporation, a manufacturer and distributor of fertilizer. From April 1988 through April 1993, Mr. Lee served as a director of Tosco Corporation, a national refiner and marketer of petroleum products and as President and Chief Operating Officer of Tosco Corporation from 1990 through 1993. Mr. Lee is also a director of various privately-held corporations.

    JUERGEN HABERMEIER, age 56, has served as President, Chief Operating Officer and a director of Hexcel since February 1996. Mr. Habermeier also serves as a member of the Technology Committee of Hexcel. Prior to joining Hexcel, Mr. Habermeier served as the President of the worldwide Composites Division of CGL (the "Ciba Composites Business") and as a Vice President of CGC from 1989 to 1996. Since 1994, Mr. Habermeier has served on the Board of Directors of RHR International. He is also a member of the Advisory Committee of the Polymer Composites Laboratory of the University of Washington.

    JOHN M.D. CHEESMOND, age 47, has been a director of Hexcel since February 1996. Mr. Cheesmond also serves as Chairman of the Executive Compensation Committee and a member of the Finance Committee of Hexcel. Mr. Cheesmond is Executive Vice President of Ciba Specialty Chemicals Inc. (Switzerland). Mr. Cheesmond served as Senior Vice President and Head of Regional Finance and Control of CGL from 1994 to 1996. From 1991 to 1993, Mr. Cheesmond served as Group Vice President, Planning, Information and Control at Ciba Vision Corporation.

    MARSHALL S. GELLER, age 58, served as Co-Chairman of the Board of Directors of Hexcel from February 1995 to February 1996 and has been a director of Hexcel since August 1994. Mr. Geller also serves as Chairman of the Audit Committee and a member of the Executive Compensation and Nominating Committees of Hexcel. Mr. Geller has served as Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since November 1995. From 1991 to 1995, Mr. Geller was Senior Managing Director of Golenberg & Geller, Inc., a merchant banking firm. From 1988 to 1990, he was Vice Chairman of Gruntal & Company, an investment banking firm. From 1967 to 1988, he was a Senior Managing Director of Bear, Stearns & Co. Inc., an investment banking firm. Mr. Geller is currently a director of Ballantyne of Omaha, Inc., Dycam, Inc., Players International, Value Vision International, Inc., Styles on Video, Inc. and various privately-held corporations and charitable organizations.

    STANLEY SHERMAN, age 58, has been a director of Hexcel since February 1996. Mr. Sherman also serves as a member of the Executive Compensation and Finance Committees of Hexcel. Mr. Sherman is President and Chief Executive Officer of Ciba Specialty Chemicals Corporation (North America) and Chairman of the Board of Ciba Specialty Chemicals (Canada). Mr. Sherman served as a director and Vice President and Chief Financial Officer of CGC from 1991 to 1996, serving on the Finance Committee and the Corporate Management Committee of CGC's Board of Directors. From 1986 to 1991, Mr. Sherman served as Vice President--Corporate Planning of CGC. Mr. Sherman also serves on the Board of the Westchester Educational Coalition.

    MARTIN L. SOLOMON, age 60, has been a director of Hexcel since May 1996. Mr. Solomon serves as Chairman of the Finance Committee and as a member of the Audit and Executive Compensation Committees of Hexcel. Mr. Solomon has been a self-employed investor since 1990. From 1988 to 1990, Mr. Solomon served as Managing Partner of Value Equity Associates I, L.P., an investment partnership. From 1985 to 1987, Mr. Solomon was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership. Mr. Solomon served as a director and Vice Chairman of the Board of Directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance from 1985 until December 1996. Mr. Solomon has also served as a director of XTRA Corporation since 1990 and a director of DLB Oil & Gas, Inc., a company engaged in oil exploration and production, since 1995. Mr. Solomon is also a director of various privately-held corporations and civic organizations.

    GEORGE S. SPRINGER, age 63, has been a director of Hexcel since January 1993. Mr. Springer also serves as Chairman of the Technology Committee of Hexcel. Mr. Springer is the Paul Pigott Professor and Chairman of the Department of Aeronautics and Astronautics, and by courtesy, Professor of Mechanical Engineering and Professor of Civil Engineering at Stanford University. Mr. Springer joined Stanford University's faculty in 1983.

    JOSEPH T. SULLIVAN, age 57, has been a director of Hexcel since February 1996. Mr. Sullivan also serves as a member of the Nominating and Technology Committees of Hexcel. Mr. Sullivan is a consultant. Mr. Sullivan served as a director and Senior Vice President of CGC from 1986 to 1996.

    HERMANN VODICKA, age 54, has been a director of Hexcel since February 1996. Mr. Vodicka also serves as a member of the Nominating and Technology Committees of Hexcel. Mr. Vodicka is Chief Executive Officer and a director of Ciba. Mr. Vodicka served as President of the Polymers Division and a member of the Executive Committee of CGL from 1993 to 1996. Mr. Vodicka was the Chairman of the Board of Mettler-Toledo, a leading worldwide manufacturer of scales and balances and a wholly owned subsidiary of CGL, until its sale in 1996. From 1988 to 1993, Mr. Vodicka was President and Chief Executive Officer of Mettler-Toledo.

    FRANKLIN S. WIMER, age 61, was a director of Hexcel from February 1995 to February 1996 and was reelected in May 1996. Mr. Wimer also serves on the Audit and Technology Committees of Hexcel. Mr. Wimer is President and Principal of UniRock Management Corporation ("UniRock"), a private merchant banking firm based in Denver, Colorado. Mr. Wimer has been with UniRock since 1987. UniRock acted as strategic planning consultant to Hexcel from December 1993 through April 1996. Mr. Wimer is currently Chairman of the Board of Vista Restaurants, Inc., Chairman of the Board of Colorado Gaming & Entertainment Co. and is a director of the Denver Paralegal Institute, Foresight Products, Inc., Metalwest, Inc. and Metal Packaging International, Inc.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES FOR
                                    DIRECTOR

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

    During 1996, there were 11 meetings of the Board of Directors and 16 meetings in the aggregate of the five standing and other special committees of the Board. Overall attendance at the Board and committee meetings was approximately 94% in 1996. Each of the incumbent directors, except Mr. Vodicka, attended or participated in at least 75% of the aggregate number of Board of Directors meetings and applicable committee meetings held during 1996.

    The Board of Directors has established the following standing committees:
Audit Committee; Executive Compensation Committee; Finance Committee; Nominating Committee; and Technology Committee. The Board of Directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the Board of Directors. In accordance with the Governance Agreement and subject to applicable law, rules and regulations (including those of applicable self-regulatory organizations), for so long as Ciba beneficially owns voting securities representing at least 40% of the total voting power of Hexcel, each committee of the Board of Directors will consist of an equal number of Ciba Directors and Independent Directors. At all other times each committee will be comprised such that Ciba's representation on each committee is at least proportionate to its representation on the Board of Directors unless the committee is comprised of three members or less, in which case at least one Ciba Director will serve on such committee.

    On behalf of the Board of Directors, the Audit Committee reviews, with management and the independent auditors as deemed necessary, the financial statements, the results of the annual audit and internal accounting and control matters. It also recommends to the Board of Directors the selection of auditors. While the Audit Committee is concerned with the accuracy and completeness of Hexcel's financial statements and matters relating thereto, it is not in a position to, nor does it in any sense professionally evaluate the quality of the independent audit. It is believed that the Audit Committee's activities serve a useful function in providing ongoing review on behalf of the Board of Directors but they in no way alter the traditional roles and responsibilities of Hexcel's management and independent auditors with respect to the accounting and control functions and financial statements. The current members of the Audit Committee are Messrs. Geller (Chairman), Solomon and Wimer. During 1996, the Audit Committee held four meetings.

    The Executive Compensation Committee makes recommendations to the Board of Directors on matters pertaining to the compensation of, and certain related matters affecting, Hexcel's executive officers. The Executive Compensation Committee also administers Hexcel's incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers and certain non-officer key employees of Hexcel. The current members of the Executive Compensation Committee are Messrs. Cheesmond (Chairman), Geller, Sherman and Solomon. During 1996, the Executive Compensation Committee held five meetings.

    The Finance Committee oversees certain financial affairs of Hexcel and makes recommendations to the Board of Directors with respect thereto. The Finance Committee was established on February 29, 1996 and held four meetings in 1996. The current members of the Finance Committee are Messrs. Solomon (Chairman), Cheesmond, Lee and Sherman.

    The Nominating Committee recommends nominees for the Board of Directors. The Nominating Committee does not solicit stockholder recommendations for nomination. Under the Governance Agreement, the Nominating Committee is required to nominate the Chairman, the President, the Ciba Nominees and the Independent Nominees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Certain Relationships and Related Transactions with Ciba--The Governance Agreement." The current members of the Nominating Committee are Messrs. Lee (Chairman), Geller, Sullivan and Vodicka. During 1996, the Nominating Committee held one meeting.

    The Technology Committee oversees Hexcel's technological processes and research and development activities and makes recommendations to the Board of Directors with respect thereto. The current members of the Technology Committee are Messrs. Springer (Chairman), Habermeier, Sullivan, Vodicka and Wimer. During 1996, the Technology Committee held two meetings.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of Hexcel and all persons chosen to become executive officers of Hexcel as of April 10, 1997. For additional information concerning Messrs. Lee and Habermeier, see "ELECTION OF DIRECTORS--Information Regarding the Directors and Director Nominees."

                                                    EXECUTIVE
                                                     OFFICER
NAME                                      AGE         SINCE                      POSITION(S) WITH HEXCEL
------------------------------------      ---      -----------  ----------------------------------------------------------
John J. Lee.........................          60         1993   Chairman of the Board; Chief Executive Officer; Director
Juergen Habermeier..................          55         1996   President; Chief Operating Officer; Director
Stephen C. Forsyth..................          41         1994   Senior Vice President of Finance and Administration; Chief
                                                                  Financial Officer
Ira J. Krakower.....................          56         1996   Senior Vice President; General Counsel; Secretary
Bruce D. Herman.....................          41         1996   Treasurer
Wayne C. Pensky.....................          41         1993   Corporate Controller; Chief Accounting Officer
Joseph H. Shaulson..................          31         1996   Vice President of Corporate Development
David M. Wong.......................          52         1996   Vice President of Corporate Affairs
James N. Burns......................          57         1996   President of the Fibers Business Unit
Michael J. Carpenter................          40         1996   Vice President of the Structures and Interiors Business
                                                                  Unit
Claude Genin........................          61         1996   President of the Fabrics Business Unit
William Hunt........................          54         1996   President of the EuroMaterials Business Unit
Rodney P. Jenks, Jr.................          46         1994   Vice President and General Counsel of Americas and
                                                                  Asia-Pacific Operations
James A. Koshak.....................          53         1996   President of the U.S. Materials Business Unit
Thomas J. Lahey.....................          56         1991   President of the Pacific Rim Business Unit
William P. Meehan...................          61         1993   Vice President; Deputy Director of Operations
Robert A. Petrisko..................          42         1993   Vice President of Research and Technology
Gary L. Sandercock..................          56         1989   Vice President of Manufacturing
David R. Tanonis....................          40         1996   Vice President of the Structures and Interiors Business
                                                                  Unit
Justin Taylor.......................          43         1996   President of the Structures and Interiors Business Unit

    STEPHEN C. FORSYTH, age 41, has served as Chief Financial Officer of Hexcel since November 1996 and Senior Vice President of Finance and Administration of Hexcel since February 1996. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and General Manager of Hexcel's Resins Business and Export Marketing from 1989 to 1994 and held other general management positions with Hexcel from 1980 to 1989. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 56, has served as Senior Vice President, General Counsel and Secretary since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the Board of Directors of and as Secretary to Uniroyal Chemical Company, Inc. from 1989 to 1996.

    BRUCE D. HERMAN, age 41, has served as Treasurer of Hexcel since April 1996. Prior to joining Hexcel, Mr. Herman served as Vice President of Finance in the Transportation and Industrial Financing Division of USL Capital Corp. (formerly U.S. Leasing Inc.) ("USL") from 1993 to 1996, Vice President of Finance in the Equipment Financing Group of USL from 1991 to 1993 and as Vice President of Corporate Analysis of USL from 1988 to 1991.

    WAYNE C. PENSKY, age 41, has served as Corporate Controller and Chief Accounting Officer of Hexcel since July 1993. Prior to joining Hexcel in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., an accounting firm where he was employed from 1979 to 1993.

    JOSEPH H. SHAULSON, age 31, has served as Vice President of Corporate Development of Hexcel since April 1996. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom, where he was employed from 1991 to 1996.

    DAVID M. WONG, age 52, has served as Vice President of Corporate Affairs of Hexcel since February 1996. Mr. Wong served as Hexcel's Director of Special Projects from July 1993 to February 1996 and Corporate Controller and Chief Accounting Officer of Hexcel from 1983 to 1993 and held other general management positions from 1979 to 1983. Mr. Wong joined Hexcel in 1979.

    JAMES N. BURNS, age 57, has served as President of Hexcel's Fibers business unit since July 1996. Prior to his employment with Hexcel, Mr. Burns served in a number of management positions with the Composite Products Division of Hercules Incorporated, including Business Director from March 1995 through June 1996, Business Unit Director of Advanced Composite Materials from June 1992 through March 1995 and Vice President of Marketing from June 1986 through June 1992.

    MICHAEL J. CARPENTER, age 40, has served as Vice President of Hexcel's Structures and Interiors business unit, responsible for the structures business since February 1996. Mr. Carpenter served as the Vice President of Structures in the Heath Tecna Division of CGC prior to February 1996. He held various technical and managerial positions with Heath Tecna from 1983.

    CLAUDE GENIN, age 61, has served as President of Hexcel's Fabrics business unit since February 1996. Mr. Genin served as a Managing Director of Hexcel S.A.
(Lyon) from 1977 to 1996. Hexcel S.A. (Lyon) was acquired by Hexcel in 1985.

    WILLIAM HUNT, age 54, has served as the President of Hexcel's EuroMaterials business unit since February 1996. Mr. Hunt served as the President of the EuroMaterials unit of the Ciba Composites Business from 1991 to February 1996 and as the Managing Director of Ciba-Geigy Plastics ("CGP") from 1990 to 1991. Prior to joining CGP in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    RODNEY P. JENKS, JR., age 46, has served as Vice President and General Counsel of Americas and Asia-Pacific Operations of Hexcel since April 1996. From March 1994 to March 1996, Mr. Jenks served as Vice President, General Counsel and Secretary of Hexcel. Prior to joining Hexcel in 1994, Mr. Jenks was a partner in the law firm of Wendel, Rosen, Black & Dean, where he continued to serve as counsel until March 1996.

    JAMES A. KOSHAK, age 53, has served as President of Hexcel's U.S. Materials business unit since February 1996. Mr. Koshak served as Vice President of the Ciba Composites Business and General Manager of the U.S. Materials unit of the Ciba Composites Business from 1993 to February 1996 and as Vice President of CGL's Polymers Division and General Manager of CGL's Formulated Systems unit from 1988 to 1993. Mr. Koshak held various other technical and managerial positions with CGL from 1974 to 1988.

    THOMAS J. LAHEY, age 56, has served as President of Hexcel's Pacific Rim business unit since February 1996. Mr. Lahey served as Vice President of Worldwide Sales of Hexcel from April 1993 to February 1996, Vice President of Advanced Composites of Hexcel from 1992 to 1993, General Manager of Advanced Composites of Hexcel from 1991 to 1992 and General Manager of Advanced Products of Hexcel from 1989 to 1991. Prior to joining Hexcel in 1989, Mr. Lahey held the position of Executive Assistant to the President of Kaman Aerospace Corporation from 1987 to 1988 and was a Vice President of Grumman Corporation from 1985 to 1987.

    WILLIAM P. MEEHAN, age 61, has served as Vice President and Deputy Director of Operations of Hexcel since November 1996. He also served as Vice President of Finance and Chief Financial Officer from September 1993 to November 1996 and as Treasurer of Hexcel from April 1994 to April 1996. Prior to joining Hexcel in 1993, Mr. Meehan served as President and Chief Executive Officer of Thousand Trails and NACO, a membership campground and resort business from 1990 to 1992. From 1986 to 1989, Mr. Meehan served as Vice President of Finance and Chief Financial Officer of Hadco Corporation.

    ROBERT A. PETRISKO, age 42, has served as Vice President of Research and Technology of Hexcel since September 1993. Mr. Petrisko served at Hexcel's Chandler facility as Manager of the Signature Technology Group from 1989 to April 1993 and as Director of Aerospace Technology from April 1993 to September 1993. Mr. Petrisko joined Hexcel in 1989 after serving as a Research Specialist with Dow Corning Corporation from 1985 to 1989.

    GARY L. SANDERCOCK, age 56, has served as Vice President of Manufacturing of Hexcel since October 1996. From February 1996 through October 1996, he served as President of Hexcel's Special Process business unit. Mr. Sandercock served as Vice President of Manufacturing of Hexcel from April 1993 to February 1996, Vice President of Reinforcement Fabrics of Hexcel from 1989 to 1993 and General Manager of the Trevarno Division of Hexcel from 1985 to 1989 and held other manufacturing and general management positions from 1967 to 1985. Mr. Sandercock joined Hexcel in 1967.

    DAVID R. TANONIS, age 40, has served as Vice President of Hexcel's Structures and Interiors business unit, responsible for the interiors business, since February 1996. Mr. Tanonis served as the Vice President of Interiors in the Heath Tecna Division of CGC prior to February 1996. Mr. Tanonis has held various technical and managerial positions with Heath Tecna since 1987. Mr. Tanonis held various management positions with Polymer Engineering, Inc. from 1978 to 1987.

    JUSTIN TAYLOR, age 43, has served as President of Hexcel's Structures and Interiors business unit since April 1996. From July 1995 to April 1996, Mr. Taylor served as a member of CGL's strategic planning unit. Prior to July 1995, Mr. Taylor held various management positions in the Heath Tecna Division of CGC.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of March 24, 1997 with respect to the beneficial ownership of Hexcel Common by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to Hexcel to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel Common.

                                                                                             NUMBER OF
                                                                                             SHARES OF       PERCENT
NAME AND ADDRESS                                                                           HEXCEL COMMON    OF CLASS
----------------------------------------------------------------------------------------  ---------------  -----------
Ciba Specialty Chemicals Holding Inc.(1)................................................      18,021,748         49.2%
  Klybeckstrasse 141
  CH 4002
  Basle, Switzerland
Franklin Resources, Inc.(2).............................................................       3,633,645          9.9%
  Franklin Mutual Advisors, Inc.
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
FMR Corporation(3)......................................................................       2,463,709          6.7%
  Fidelity Management & Research Company
  82 Devonshire Street
  Boston, Ma. 02109

------------------------

(1) Based on information contained in a Statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on March 18, 1997 on behalf of Ciba and its wholly owned affiliates, Ciba Specialty Chemicals Corporation ("SCC") and Ciba Specialty Chemicals Inc. ("SCI"), SCI has sole voting and investment power with respect to 9,204,503 shares of Hexcel Common and SCC has sole voting and investment power with respect to 8,817,245 shares of Hexcel Common. The shares of Hexcel Common beneficially owned by Ciba are subject to the terms of the Governance Agreement. See "ELECTION OF DIRECTORS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(2) Based on information contained in a Statement on Schedule 13G filed with the Commission on February 12, 1997 on behalf of Franklin Resources, Inc., Franklin Mutual Advisors, Inc., Rupert H. Johnson, Jr. and Charles B. Johnson, such parties have sole voting and investment power with respect to all the shares of Hexcel Common held by it.

(3) Based on information contained in a Statement on Schedule 13G filed with the Commission on February 11, 1997 on behalf of FMR Corporation ("FMR"), Fidelity Management & Research Company ("Fidelity"), Edward C. Johnson 3d. and Fidelity Management Trust Company ("FMTC"). FMR, through its control of Fidelity, and Fidelity each has sole power to dispose of 2,058,015 shares of Hexcel Common beneficially owned by Fidelity. Sole power to vote such shares resides with the Fidelity Funds' Board of Trustees. Edward C. Johnson 3d. and FMR through its control of FMTC, each has sole voting and investment power over 405,694 shares beneficially owned by FMTC.

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

    Based on information supplied by those persons, beneficial ownership of shares of Hexcel Common by the individually named directors and executive officers, and by all directors and executive officers as a group, as of March 24, 1997, is as follows:

                                                                 SHARES OF HEXCEL    PERCENT OF
NAME                                                             COMMON OWNED (3)       CLASS
--------------------------------------------------------------  ------------------  -------------
John J. Lee...................................................          701,483             1.9%
Juergen Habermeier............................................           39,383              (1)
John M. D. Cheesmond(2).......................................           28,666              (1)
Marshall S. Geller............................................           82,000              (1)
Stanley Sherman(2)............................................           28,666              (1)
Martin L. Solomon.............................................           45,333              (1)
George S. Springer............................................           42,000              (1)
Joseph T. Sullivan(2).........................................           28,666              (1)
Hermann Vodicka(2)............................................           28,666              (1)
Franklin S. Wimer.............................................           42,000              (1)
Stephen C. Forsyth............................................           46,869              (1)
William P. Meehan.............................................           15,100              (1)
Gary L. Sandercock............................................           38,556              (1)
All Executive Officers and Directors as a group (28
  persons)....................................................        1,424,231             3.9%

------------------------

(1) Less than 1%.

(2) Messrs. Cheesmond, Sherman, Sullivan and Vodicka serve on the Board of Directors at the request of Ciba pursuant to the Governance Agreement. Based on information provided in a Statement on Schedule 13D filed with the Commission on March 18, 1997 on behalf of Ciba and its wholly owned affiliates SCC and SCI, Ciba beneficially owns an aggregate of 18,021,748 shares of Hexcel Common. See "--Stock Beneficially Owned by Principal Stockholders."

(3) Includes shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days. Such shares are held as follows: Mr. Lee--333,195; Mr. Habermeier--10,233; Mr. Cheesmond--28,666; Mr.
    Geller--42,000; Mr. Sherman--28,666; Mr. Solomon--27,333; Mr.
    Springer--42,000; Mr. Sullivan--28,666; Mr. Vodicka--28,666; Mr.
    Wimer--42,000; Mr. Meehan--15,100; Mr. Forsyth--38,625; Mr.
    Sandercock--10,574 and all other executive officers as a group--167,187. Some of such options were granted pursuant to Hexcel's Short-Term Option Program, are exercisable at the fair market value of Hexcel Common on the date of exercise, and, to the extent not exercised, expire on April 29, 1997. Such options are held as follows: Mr. Forsyth--1,200; Mr. Meehan--2,100; Mr. Sandercock--2,500; and all other executive officers as a group--18,440. Shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days are treated as outstanding for purposes of computing the percentage of outstanding shares. All directors and executive officers of Hexcel have sole voting and investment power with respect to the shares of Hexcel Common held by them.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total annual compensation paid or accrued by Hexcel to or for the account of each of the Chief Executive Officer and the four most highly compensated executive officers of Hexcel (the "Named Executive Officers") whose total cash compensation for the fiscal year ended December 31, 1996 exceeded $100,000.

                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                                                                 -------------
                                                                                                    AWARDS
                                                                  ANNUAL COMPENSATION(1)         -------------
                                                            -----------------------------------   SECURITIES
                                                                                      OTHER       UNDERLYING
                                                                                     ANNUAL        OPTIONS/       ALL OTHER
                                                             SALARY     BONUSES   COMPENSATION       SARS       COMPENSATION
NAME & PRINCIPAL POSITION                          YEAR        ($)      ($)(3)       ($)(4)         (#)(5)      ($)(6)(7)(8)
-----------------------------------------------  ---------  ---------  ---------  -------------  -------------  -------------
John J. Lee....................................       1996    400,000    450,000       --            580,379        467,359
  Chairman and Chief Executive                        1995    400,000    500,000       --             40,000        419,187
  Officer                                             1994    453,333    350,000       --             --              6,448
Juergen Habermeier(2)..........................       1996    229,167    240,900       47,534         70,700         24,932
  President and Chief Operating                       1995     --         --           --             --             --
  Officer                                             1994     --         --           --             --             --
Stephen C. Forsyth.............................       1996    191,667    150,000       88,284         25,000         18,202
  Senior Vice President of                            1995    149,375    100,000       --             33,000         19,500
  Finance and Administration and                      1994    115,804     51,040       --             --              4,404
  Chief Financial Officer
William P. Meehan..............................       1996    200,000     97,500       --              2,000         19,058
  Vice President and Deputy                           1995    200,000     70,000       --             39,000         13,900
  Director of Operations                              1994    240,000    125,000       --             --              6,517
Gary L. Sandercock.............................       1996    150,000     88,800       --             10,000         14,060
  Vice President of Manufacturing                     1995    145,386     50,000       --             33,000         12,333
                                                      1994    140,004     50,000       --             --              6,488

------------------------

(1) Annual Compensation includes amounts earned in the fiscal year, whether or not deferred.

(2) Mr. Habermeier's employment with Hexcel commenced on February 29, 1996.

(3) Bonuses shown for fiscal year 1996 were earned in fiscal year 1996 and paid in 1997.

(4) Other Annual Compensation for fiscal year 1996 consists of allowances for relocation costs and automobile expenses. Relocation allowances were $37,534 and $76,284 for Messrs. Habermeier and Forsyth, respectively, in fiscal year 1996. Automobile allowances were $10,000 and $12,000 for Messrs. Habermeier and Forsyth, respectively, in fiscal year 1996. No other Named Executive Officer received any perquisites or other personal benefits from Hexcel with an aggregate value exceeding the disclosure threshold established by the Commission of the lesser of $50,000 or 10% of cash compensation.

(5) This column includes Reload Options which were granted in 1996 as a result of exercises of certain Short-Term Options ("STOPs") which were also granted in 1996 and either expired or were exercised in 1996. The STOPs were exercisable at the fair market value of Hexcel Common on the date of exercise and are not included in this column. Each Named Executive Officer was granted the following number of STOPs in 1996: Mr. Lee--100,000; Mr. Habermeier--20,000; Mr. Forsyth-- 10,000; and Mr. Sandercock--7,500. See "Compensation Committee Report on Executive Compensation--Equity-based Incentives."

(6) All Other Compensation for fiscal year 1996 consists of contributions by Hexcel to Hexcel's 401(k) Retirement Savings Plan as follows: Mr. Lee--$10,500; Mr. Habermeier--$10,500; Mr. Forsyth-- $10,500; Mr.
    Meehan--$10,500; and Mr. Sandercock--$10,500; (ii) contributions by Hexcel to Hexcel's 401(k) Restoration Plan as follows: Mr. Lee--$31,000; Mr. Habermeier--$12,769; Mr. Forsyth--$7,417; Mr. Meehan--$6,425; and Mr. Sandercock--$2,664; and (iv) premiums for life insurance (exceeding $50,000 per Named Executive Officer) as follows: Mr. Lee--$4,790; Mr. Habermeier--$1,663; Mr. Forsyth--$285; Mr. Meehan--$2,133; and Mr. Sandercock--$896. For

    Mr. Lee, the amount also includes deferred compensation in an amount equal to $421,069 in accordance with the terms of Mr. Lee's employment agreement with Hexcel. See "Employment and Other Agreements--Employment Agreement with Mr. Lee."

(7) Certain contributions by Hexcel to Hexcel's 401(k) Restoration Plan with regard to the bonuses paid in 1997 cannot be estimated at this time. These contributions will be determined at the end of 1997 and will be included as adjustments in Hexcel's next annual Proxy Statement.

(8) 1995 amounts were increased to reflect contributions by Hexcel to Hexcel's 401(k) Restoration Plan with regard to the bonuses paid in 1996 for 1995. These contributions are as follows: Mr. Lee-- $35,000; Mr. Forsyth--$7,000; Mr. Meehan--$4,900; and Mr. Sandercock--$3,500.

OPTIONS AND RESTRICTED STOCK

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                ------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                  NUMBER OF      % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                                 SECURITIES     OPTIONS/SARS                                   OF STOCK PRICE APPRECIA-
                                 UNDERLYING      GRANTED TO     EXERCISE OR                    TION FOR OPTION TERM (2)
                                OPTIONS/SARS    EMPLOYEES IN    BASE PRICE                    --------------------------
NAME                             GRANTED (#)     FISCAL YEAR      ($/SH)     EXPIRATION DATE     5% ($)       10% ($)
------------------------------  -------------  ---------------  -----------  ---------------  ------------  ------------
John J. Lee...................       67,000            4.52          12.50         3/1/06          526,699     1,334,759
                                    113,379            7.64           5.05        2/29/02          194,727       441,768
                                    200,000           13.48          12.50        2/29/06        1,572,237     3,984,356
                                     40,000(1)         2.70          12.25         3/5/06          308,158       780,934
                                     40,000(1)         2.70          11.63        3/11/06          292,436       741,090
                                     40,000(1)         2.70          12.50        4/15/06          314,447       796,871
                                     80,000(1)         5.39          11.88        3/20/06          597,450     1,514,055
Juergen Habermeier............       30,700            2.07          12.50         3/1/06          241,338       611,599
                                     30,000(1)         2.02          11.63        3/19/06          219,327       555,818
                                     10,000(1)         0.67          11.50         4/8/06           72,323       183,280
Stephen C. Forsyth ...........       18,000            1.21          12.50         3/1/06          141,501       358,592
                                      5,000(1)         0.34          11.63        3/12/06           36,555        92,636
                                      2,000(1)         0.13          14.50        5/24/06           18,238        46,219
William P. Meehan.............        2,000            0.13          17.88        11/1/06           22,483        56,976
Gary L. Sandercock............       10,000            0.67          12.50         3/1/06           78,612       199,218

------------------------

(1) The amounts shown in these rows reflect Reload Options granted as a result of exercises of STOPs (which were exercisable at the fair market value of Hexcel Common on the date of exercise). See "Compensation Committee Report on Executive Compensation--Equity-based Incentives."

(2) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the Commission and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of the Hexcel Common.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                                   VALUE OF UNEXERCISED
                                                                                                       IN THE MONEY
                                                                           NUMBER OF SECURITIES      OPTIONS/SARS AT
                                                   SHARES                 UNDERLYING UNEXERCISED     FISCAL YEAR END
                                                  ACQUIRED      VALUE     OPTIONS/SARS AT FISCAL          ($)(3)
                                                     ON        REALIZED       YEAR END (#)(2)          EXERCISABLE/
NAME                                            EXERCISE (#)    ($)(1)    EXERCISABLE/UNEXERCISABLE    UNEXERCISABLE
----------------------------------------------  ------------  ----------  -----------------------  --------------------
John J. Lee...................................      100,000       --           87,241/533,138        989,102/2,586,993
Juergen Habermeier............................       20,000       --               --/70,700              --/301,375
Stephen C. Forsyth............................        3,500       --           31,425/36,000         245,973/202,063
William P. Meehan.............................       --           --           26,000/15,000         255,125/127,563
Gary L. Sandercock............................       22,000      232,481       17,283/21,000          28,755/145,438

------------------------

(1) No value was realized upon the exercise of certain options because they were STOPs exercisable at the fair market value of Hexcel Common on the date of exercise. See "--Summary Compensation Table-- Note 5" and "--OPTION/SAR GRANTS IN LAST FISCAL YEAR--Note 1."

(2) Includes (i) options granted pursuant to Hexcel's Incentive Stock Plan as follows: Mr. Lee--620,379; Mr. Habermeier--70,700; Mr. Forsyth--58,000; Mr. Meehan--41,000; and Mr. Sandercock--21,000; and (ii) options granted pursuant to Hexcel's 1988 Management Stock Plan as follows: Mr. Forsyth-- 9,425; and Mr. Sandercock--17,283.

(3) Based on the closing price of $16.25 per share of Hexcel Common as reported on the New York Stock Exchange Composite Tape on December 31, 1996.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                                  PERFORMANCE
                                                                                NUMBER OF           OR OTHER
                                                                                 SHARES,          PERIOD UNTIL
                                                                              UNITS OR OTHER     MATURATION OR
NAME                                                                            RIGHTS (#)           PAYOUT
----------------------------------------------------------------------------  --------------  --------------------
John J. Lee.................................................................       200,000(1)    February 28, 2001
                                                                                    20,600(2)    February 28, 2003
Juergen Habermeier..........................................................         9,500(2)    February 28, 2003
Stephen C. Forsyth..........................................................         5,500(2)    February 28, 2003
William P. Meehan...........................................................         1,000(2)     October 31, 2003
Gary L. Sandercock..........................................................         3,000(2)    February 28, 2003

------------------------

(1) The indicated restricted stock units (Performance Accelerated Restricted Stock Units or "PARS"), subject to certain employment conditions, will vest and be converted into an equivalent number of shares of Hexcel Common on the earlier of (i) February 28, 2001, or (ii) the date on which Hexcel's earnings before interest and taxes ("EBIT") equal or exceed certain target levels for any fiscal year.

(2) The indicated PARS will vest on the dates indicated above, subject to certain employment conditions. However, if Hexcel's EBIT for any fiscal year equal or exceed certain target levels and if the grantee is an employee of Hexcel or a subsidiary thereof on December 31, 1998, part or all of the PARS will vest and be converted into an equivalent number of shares of Hexcel Common at the later of (i) the date such performance targets are met or (ii) March 1, 2003.

DEFERRED COMPENSATION

                             PENSION PLAN TABLE(1)

                                                                              YEARS OF PARTICIPATION
                                                     ------------------------------------------------------------------------
REMUNERATION                                              10           15          20          25          30          35
---------------------------------------------------  ------------  ----------  ----------  ----------  ----------  ----------
    $125,000  .....................................  $     31,250  $   46,875  $   62,500  $   78,125  $   93,750  $  109,375
     150,000  .....................................        37,500      56,250      75,000      93,750     112,500     131,250
     175,000  .....................................        41,250      61,875      82,500     103,125     123,750     144,375
     200,000  .....................................        45,000      67,500      90,000     112,500     135,000     157,500
     225,000  .....................................        48,750      73,125      97,500     121,875     146,250     170,625
     250,000  .....................................        52,500      78,750     105,000     131,250     157,500     183,750
     300,000  .....................................        60,000      90,000     120,000     150,000     180,000     210,000
     350,000  .....................................        67,500     101,250     135,000     168,750     202,500     236,250
     400,000  .....................................        75,000     112,500     150,000     187,500     225,000     262,500
     450,000  .....................................        82,500     123,750     165,000     206,250     247,500     288,750
     500,000  .....................................        90,000     135,000     180,000     225,000     270,000     315,000
     550,000  .....................................        97,500     146,250     195,000     243,750     292,500     341,250
     600,000  .....................................       105,000     157,500     210,000     262,500     315,000     367,500
     650,000  .....................................       112,500     168,750     225,000     281,250     337,500     393,750
     700,000  .....................................       120,000     180,000     240,000     300,000     360,000     420,000
     750,000  .....................................       127,500     191,250     255,000     318,750     382,500     446,250
     800,000  .....................................       135,000     202,500     270,000     337,500     405,000     472,500
     850,000  .....................................       142,500     213,750     285,000     356,250     427,500     498,750
     900,000  .....................................       150,000     225,000     300,000     375,000     450,000     525,000
     950,000  .....................................       157,500     236,250     315,000     393,750     472,500     551,250
   1,000,000  .....................................       165,000     247,500     330,000     412,500     495,000     577,500

------------------------

(1) The Pension Plan Table shows the combined estimated annual benefits payable upon retirement under the Hexcel Corporation Pension Plan (the "Pension Plan") and under each Named Executive Officer's Executive Deferred Compensation and Consulting Agreement (the "Retirement Agreement").

   PENSION PLAN. The Named Executive Officers began to participate in the
    Pension Plan in 1996. Subject to tax-qualification limitations, the covered compensation under the Pension Plan generally includes all cash and property received for services (except for certain stock-related awards) and either included in gross income or deferred under a tax-qualified plan, but the covered compensation for 1996 is limited by tax-qualification requirements to $150,000 for each Named Executive Officer. The annual benefit is calculated as 1% of the executive's covered compensation for each year of participation in the Pension Plan. As of the end of the 1996 fiscal year, each Named Executive Officer had one credited year of service for accrued benefits. Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts.

   RETIREMENT AGREEMENTS. The Named Executive Officer's current covered compensation under his Retirement Agreement is the sum of the respective officer's salary and incentive cash bonuses set forth in the Summary Compensation Table. The annual benefit is calculated as 1.5% of the executive's covered compensation for each year of employment following the effective date of the executive's Retirement Agreement. As of the end of the 1996 fiscal year, estimated credited years of service under the Retirement Agreements were as follows: Mr. Lee--2 1/3 years; Mr. Habermeier-- 5/6 year; Mr. Forsyth--2 1/6 years; Mr. Meehan--3 years; and Mr. Sandercock--7 1/6 years. Benefits are normally payable monthly, as a life annuity (with a minimum of 120 monthly payments), commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Each Retirement Agreement also requires Hexcel to continue to cover the executive under Hexcel's group medical and dental insurance plans and to provide life insurance for so long as the executive continues to receive monthly payments under the Retirement Agreement and has not attained the age of 75.

EMPLOYMENT AND OTHER AGREEMENTS

    EMPLOYMENT AGREEMENT WITH MR. LEE

    Hexcel entered into a five-year employment agreement with Mr. Lee (the "Lee Agreement") effective February 29, 1996. The Lee Agreement provides for (i) an annual base salary of $400,000, subject to annual review by the Executive Compensation Committee, and a bonus of $500,000 in respect of services rendered in 1995, (ii) a deferred compensation arrangement intended to provide Mr. Lee an annual retirement benefit which when added to his other Hexcel retirement benefits, will be equal to approximately 50% of the average annual cash compensation paid to him during the term of his employment with Hexcel and (iii) Mr. Lee's participation, where appropriate, in all other components of senior executive compensation, including a grant of 100,000 STOPs under Hexcel's Short-Term Option Program (and, upon exercise of such STOPs, grants of Reload Options) and 200,000 performance accelerated restricted stock units ("PARS") under Hexcel's PARS program. See "Compensation Committee Report on Executive Compensation--Equity-based Incentives."

    The Lee Agreement also provides for the grant to Mr. Lee on February 29, 1996 of options to purchase 200,000 shares of Hexcel Common under the Incentive Stock Plan, which options (i) have an exercise price per share equal to the fair market value of the Hexcel Common on February 29, 1996 ($12.50 per share), (ii) have a term of 10 years and (iii) become exercisable with respect to one-third of the shares of Hexcel Common covered thereby on each of the first, second and third anniversaries of the date of the grant, subject to earlier vesting upon the attainment of certain performance goals. In subsequent fiscal years, Mr. Lee will be entitled to participate in Hexcel's incentive plans at a level appropriate in comparison to other senior executive officers of Hexcel.

    The options and PARS granted to Mr. Lee provide for immediate acceleration of vesting upon the occurrence of a change in control of Hexcel and in certain other circumstances.

    Finally, the Lee Agreement preserves the economic benefits to Mr. Lee of certain compensatory arrangements provided for in the First Amended Plan of Reorganization which was confirmed by the Bankruptcy Court in connection with Hexcel's bankruptcy reorganization (the "Plan of Reorganization"). In this regard, the Lee Agreement provides Mr. Lee with certain benefits that would have been granted to him under the Plan of Reorganization, including the grant to Mr. Lee of an option to purchase 113,379 shares of Hexcel Common with an exercise price of $5.05 per share and vesting in equal monthly installments over a two-year period from the date of grant.

    SEVERANCE AGREEMENTS WITH MESSRS. FORSYTH, SANDERCOCK AND MEEHAN

    In October 1994, January 1995 and November 1996, Hexcel entered into severance agreements with Messrs. Forsyth, Sandercock and Meehan, respectively, providing each of them with severance benefits upon certain terminations of their employment with Hexcel. Such agreements provide for a severance payment equal to one year of annual base salary (as in effect on the date of termination). The agreement with Mr. Sandercock also provides for an additional payment in an amount equal to any bonus paid within the 12-month period immediately prior to the date of termination upon a termination of employment by Hexcel (other than for "cause", as defined in the severance agreement) or upon a termination of employment by Mr. Sandercock for "good reason" (as defined in the severance agreement). The severance agreements do not affect the employees' rights to continue to receive benefits under Hexcel's benefit plans.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Hexcel's Executive Compensation Committee of the Board of Directors (the "Committee") in Fiscal Year 1996 ("FY96") consisted of Messrs. Cheesmond (Chairman), Geller, Sherman and Solomon, each of whom is a non-employee member of the Hexcel's Board of Directors.

    The Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs at Hexcel. Specifically, the Committee reviews and authorizes the salaries, cash incentives and equity incentives for the executive officers of Hexcel, including all of the Named Executive Officers. The Committee administers the Incentive Stock Plan, which provides for grants of stock options, restricted stock units and other forms of equity and equity-based compensation.

    Hexcel's compensation programs have been aligned with the Committee's beliefs that:

        1. Base salaries should be at or below median practices for similar positions in the aerospace and manufacturing industries;

        2. Annual cash incentive opportunities at target performance goals should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance from targets;

        3. The present value of long term incentives, when granted, can be above average relative to a comparator group of companies ("Comparator Group") in order to focus executive attention on creation of long term stockholder value; and

        4. Stock incentives should encourage executive ownership of Hexcel equity as well as grants of stock options in order to link executives' rewards directly with stockholders' risks and opportunities.

    It is the Committee's belief that establishing a compensation program that reflects these principles will result in the alignment of executive and stockholder interests and enhance the financial returns to Hexcel's stockholders relative to the Comparator Group. During FY96, the Committee, with the assistance of executive compensation consultants Watson Wyatt & Co., reviewed the total compensation provided to executives to ensure that it is consistent with Hexcel's performance-based principles and the practices among the Comparator Group. Each component of executive compensation is described more fully below.

    BASE SALARY

    Base salaries for executives are determined by the Committee based on Comparator Group salary practices for positions of similar responsibilities, and on individual and business unit performance as presented by the Chairman and Chief Executive Officer ("CEO"). While there are no preset weights on performance criteria, the Committee assesses executives' contributions to Hexcel's overall and divisional financial objectives such as: return to stockholders, return on net assets, implementation of capital investments, cost effectiveness, margin improvements, quality, labor relations, execution of acquisitions and divestitures and revenue growth.

    It is the Committee's objective and practice to set base salaries at levels equivalent to the median (50th percentile) of comparable positions in the Comparator Group. At the beginning of FY96, salaries for the Named Executive Officers, including the CEO, were set forth below median to demonstrate a conservative, controlled cost environment upon emergence from bankruptcy reorganization. Effective January 1997, the Committee approved salary increases for the Named Executive Officers, other than the CEO, that ranged from 0% to 16.7% and on average equaled 9.7%, to reflect a successful 1996 and make progress toward an aggregate median competitive posture. Survey analysis provided by Watson Wyatt & Co. indicates that Named Executive Officers' salaries in the aggregate remain at the Comparator Group median after the 1997 salary increases.

    ANNUAL INCENTIVES

    In 1996, the Management Incentive Compensation Plan provided median cash incentive compensation opportunities, compared to the Comparator Group, for achievement of Hexcel's performance target with respect to earnings before interest, taxes, depreciation and amortization ("EBITDA") and for achievement of personal objectives. Incentive targets ranged from 25% to 60% of base salary, depending on the nature of the position and Comparator Group practices. Actual annual bonuses can range between 0% and 150% of the incentive target based on actual EBITDA and personal results. Beginning in 1997, bonus awards will be based on multiple performance measures for both Hexcel overall and its business units. These measures are selected for their importance during any particular year and include: revenue targets, revenue growth, gross margin improvement, earnings before interest and taxes ("EBIT"), earnings before taxes ("EBT"), net income and return on net assets.

    In order to promote ownership of Hexcel's stock by key executives, the Committee and Board approved, effective for bonuses earned with respect to FY97, a Management Stock Purchase Plan (the "Management Stock Purchase Plan"). Under this program, an executive may elect to purchase restricted stock units, ("Restricted Stock Units") with up to 50% of his/her pre-tax bonus award. A Restricted Stock Unit becomes an unrestricted share of Hexcel Common upon the expiration of the applicable Restricted Period (as such term is defined in the Management Stock Purchase Plan). The purchase price of a Restricted Stock Unit is 80% of the FMV of a share of Hexcel Common on the purchase date. One-third of the Restricted Stock Units purchased will vest on each of the first three anniversaries of the date of purchase.

    EQUITY-BASED INCENTIVES

    On February 29, 1996, Hexcel established two equity-based, longer-term incentive programs: stock options and performance accelerated restricted stock units ("PARS"). It is anticipated that grants of stock options and PARS will be made annually to key executives. During FY96, an aggregate of 145,200 stock options and 19,000 PARS were granted to the Named Executives Officers, not including the CEO.

    Non Qualified Stock Options ("NQSOs") are granted at 100% of fair market value ("FMV") on the date of grant, vest at the rate of one-third of the initial grant on each of the first three anniversaries from grant and expire ten years after grant. Short-Term Options ("STOPs") are granted periodically, vest immediately for an exercise period of 90 days and are exercisable at a price per share equal to the FMV of a share of Hexcel Common on the date of exercise. Reload options ("Reload Options") are granted upon the exercise of STOPs in the ratio of two Reload Options for each STOP exercised. Reload Options vest (but are not exercisable) one-third on each of the first three anniversaries of the grant of the Reload Option, and become exercisable on the fourth anniversary of the grant date. The sale of any shares acquired through the exercise of a STOP prior to the fourth anniversary results in forfeiture of the associated Reload Options. This arrangement represents an additional means of promoting ownership of Hexcel Common by executives.

    PARS are restricted stock units which vest seven years from the date of grant unless accelerated upon Hexcel reaching certain targeted goals.

    The Incentive Stock Plan permits the Committee to design awards with features which it believes will provide great incentive for Hexcel's employees to maximize stockholder value. As part of this goal, and subject to stockholder approval of the requested additional shares for the Incentive Stock Plan, on January 30, 1997, the Executive Compensation Committee authorized up to 2,600,000 Performance Accelerated Stock Options ("PASOs"). 2,474,000 PASOs were granted on February 3, 1997 with an exercise price of $18.50 to 36 employees and directors. Absent a significant increase in share value, the PASOs will vest over nine years. If the closing price of Hexcel Common equals or exceeds $35 per share for ten or more consecutive trading days within the first three years of the date of grant, the options will become completely vested and exercisable at that time. The PASOs are not reflected in the "OPTIONS/ SAR GRANTS IN LAST FISCAL YEAR" table because they were not granted in fiscal 1996.

    Grants of stock options and PARS to the Named Executive Officers, except to the CEO, are based on the Committee's assessment of competitive practices, recommendations from the CEO based on individual performance and executives' past awards.

    CEO COMPENSATION

    In determining Mr. Lee's compensation the Committee considers Hexcel's financial and non-financial performance, as well as an analysis of Mr. Lee's total compensation in relation to CEOs in the Comparator Group. The Committee notes that in FY96 Hexcel generated a return to stockholders in excess of 40%. Hexcel's strategic activities resulted in a company that is a global leader in the Advanced Structural Materials business by successfully consummating the acquisitions of the Ciba Composites and Hercules Composites businesses. During this year of rapid revenue and net income growth (before consolidation expenses), Hexcel maintained its gross margin performance and implemented an aggressive operational restructuring to drive future cost savings and efficiencies.

    Mr. Lee's base salary for FY96 was $400,000, which was voluntarily unchanged from the prior year and was significantly below the median salary level for CEOs in the Comparator Group based on publicly available data. In light of this salary relationship, Hexcel's strategic, operational and financial results for FY96 and Mr. Lee's leadership in positioning Hexcel for growth and profitability in 1997 and beyond, the Committee granted him a salary increase of 25% effective January 1997, raising his annual salary to $500,000. Compensation data provided to the Committee shows this salary remains below the industry median pay practice.

    Mr. Lee's target under the Management Incentive Compensation Plan is 75% of base salary and his bonus can range, based on actual performance against goals, between 0% and 112.5% of base salary. Based upon Hexcel's achievement of EBITDA targets before consolidation expenses, Mr. Lee's actual FY96 bonus under the terms of the Management Incentive Compensation Plan was $450,000, which is 150% of target and equal to his maximum bonus. In 1996, Mr. Lee's bonus was based solely on Hexcel's financial performance, with no component for personal objectives.

    In FY96, Mr. Lee received grants of stock options for 67,000 NQSOs, and 200,000 Reload Options upon exercise of STOPs. In addition, 20,600 PARS were granted to Mr. Lee during FY96.

    Under the terms of his employment agreement (see "Employment and Other Agreements--Employment Agreement with Mr. Lee"), Mr. Lee also received in 1996, 100,000 STOPs, 200,000 PARS and 313,379 NQSOs.

    TAX DEDUCTIBILITY OF COMPENSATION

    It is the Committee's general policy to consider whether particular payments and awards are deductible to Hexcel for federal income tax purposes, along with other factors which may be relevant in setting executive compensation practices. Consistent with this policy and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, the Committee takes appropriate steps to optimize deductibility except where the best interests of Hexcel call for a different compensation design.

                                          John M.D. Cheesmond
                                          Marshall S. Geller
                                          Stanley Sherman
                                          Martin L. Solomon
                                                  The Members of the Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following current directors were members of the Committee during 1996:
John M.D. Cheesmond (Chairman), Marshall S. Geller, Stanley Sherman and Martin
L. Solomon. The following former directors were members of the Committee during 1996: Joseph L. Harrosh, Robert L. Witt and Peter Langerman.

    Mr. Cheesmond and Mr. Sherman, members of the Committee from February 29, 1996 to December 31, 1996, each served as an executive officer of CGL or CGC during 1996. During the period that Messrs. Cheesmond and Sherman served on the Committee, pursuant to certain manufacturing and supply agreements between Hexcel and Ciba-Geigy, sales to Ciba-Geigy were approximately $32.4 million and sales to Hexcel were approximately 15.1 million. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Certain Relationships and Related Transactions with Ciba." Any direct or indirect interest of Mr. Cheesmond or Mr. Sherman in these transactions cannot be determined.

COMPENSATION OF DIRECTORS

    Non-employee directors are compensated for services as directors in the amount of $20,000 per year payable quarterly. Non-employee directors are also paid $1,000 for each in-person Board of Directors' meeting ($500 for each telephonic meeting) and $750 for each in-person committee meeting ($375 for each telephonic committee meeting) they attend. Committee chairmen are paid $1,000 for each in-person committee meeting ($500 for each telephonic committee meeting) they attend. By reason of their management positions, Messrs. Lee and Habermeier do not receive any compensation as members of the Board of Directors.

    Pursuant to Hexcel's Incentive Stock Plan, each person who becomes a director after January 1, 1997 and who is not also a full-time employee of Hexcel and has not previously received an option to purchase 40,000 shares of Hexcel Common under Hexcel's Incentive Stock Plan will be granted, upon his election or appointment as a director, an option to purchase 20,000 shares of Hexcel Common with an exercise price equal to the fair market value of Hexcel Common on the date of grant. The Incentive Stock Plan further provides that immediately after each annual meeting of stockholders held after January 1, 1997 and prior to February 7, 2005, each director who is not also a full-time employee of Hexcel on such date will be granted an option to purchase an additional 2,000 shares of Hexcel Common with an exercise price equal to the fair market value of Hexcel Common on the date of grant.

                               PERFORMANCE GRAPH

    The following graph indicates Hexcel's total return to its stockholders during the past five years, as compared to the total returns of the Standard & Poor's 500 Composite Stock Price Index and Media General Financial Services' ("Media General") Aerospace Components Stock Price Index.

                               Hexcel Corporation
                       Total Stockholder Return Analysis

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            HEXCEL     S&P 500   MEDIA GENERAL AEROSPACE
1991          100.00     100.00                    100.00
1992           80.71     107.56                    109.82
1993           34.90     118.38                    137.28
1994           39.27     119.93                    135.29
1995           98.16     164.94                    187.86
1996          141.79     202.83                    211.75

                                                         12/91      12/92      12/93      12/94      12/95      12/96
                                                       ---------  ---------  ---------  ---------  ---------  ---------
Hexcel...............................................  $  100.00  $   80.71  $   34.90  $   39.27  $   98.16  $  141.79
S&P..................................................     100.00     107.56     118.38     119.93     164.94     202.83
Media General Aerospace*.............................     100.00     109.82     137.28     135.29     187.86     211.75

    Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Hexcel Common, the Standard & Poor's 500 Composite Stock Price Index and Media General's Aerospace Components Stock Price Index, with quarterly reinvestment of dividends.

------------------------

*   Data provided by Media General

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH CIBA

    On February 29, 1996, Hexcel consummated certain transactions with Ciba-Geigy whereby Hexcel acquired the Ciba Composites Business (the "Acquisition") pursuant to the terms and conditions of the Strategic Alliance Agreement, the Governance Agreement, a Registration Rights Agreement, a Distribution Agreement and other agreements (collectively, the "Agreements").

    On December 20, 1996, CGL and Sandoz Limited effected a business combination, forming Novartis Inc., a Swiss corporation. Prior to the business combination, CGL formed a new subsidiary, Ciba Specialty Chemical Holdings Inc. ("Ciba"). On March 13, 1997, all direct and indirect interests in Hexcel previously held by CGL were transferred to Ciba, including without limitation, all of its direct or indirect interest in Hexcel Common, the Senior Subordinated Debt (as defined below) and all of its rights and obligations under the Agreements. In the Hexcel Consent Letter, Hexcel acknowledged Ciba as the successor to the rights and obligations of CGL and CGC under the Agreements.

    THE STRATEGIC ALLIANCE AGREEMENT

    Under the Strategic Alliance Agreement, Hexcel acquired the assets (including the capital stock of certain non-U.S. subsidiaries) and assumed the liabilities of the Ciba Composites Business, other than certain excluded assets and liabilities, in exchange for (i) 18.0 million newly issued shares of Hexcel Common, (ii) $25.0 million in cash, (iii) senior subordinated notes in an aggregate principal amount of approximately $34.9 million, subject to certain adjustments (the "Senior Subordinated Debt"); and (iv) senior demand notes in an aggregate principal amount of $5.3 million. The aggregate purchase price for the net assets acquired in 1996 was $206.4 million. Furthermore, in exchange for various remaining assets of Ciba-Geigy's worldwide composites division acquired between January 1, 1997 and February 28, 1997, Hexcel has subsequently undertaken to deliver additional senior subordinated notes in an aggregate principal amount of approximately $2.7 million.

    THE GOVERNANCE AGREEMENT

    Pursuant to the Governance Agreement, Hexcel's Board of Directors was reconstituted as described under "ELECTION OF DIRECTORS." In addition, certain key employees of the Ciba Composites Business, including Juergen Habermeier, Michael Carpenter, William Hunt, James Koshak and David Tanonis, became executive officers of Hexcel effective as of the closing of the Acquisition (the "Closing").

    CORPORATE GOVERNANCE

    Pursuant to the Governance Agreement, Hexcel has agreed to exercise all authority under applicable law to cause any slate of nominees presented to stockholders for election to the Board of Directors to consist of certain specified numbers of Ciba Nominees and Independent Nominees, in addition to the Chairman and the President. The precise number of Ciba Nominees and Independent Nominees to be included in any slate of nominees varies based on Ciba's percentage ownership of the voting securities of Hexcel. See "ELECTION OF DIRECTORS." The Governance Agreement further provides that (i) for so long as Ciba beneficially owns voting securities representing 40% or more of the total voting power of Hexcel, each committee of the Board of Directors shall consist of an equal number of Ciba Directors and Independent Directors and (ii) at all other times, each committee shall be comprised such that Ciba's representation is at least proportionate to its representation on the Board of Directors, unless the committee is comprised of three members or less, in which case at least one Ciba Director shall serve. See "ELECTION OF DIRECTORS -- Meetings and Standing Committees of the Board of Directors."

    Pursuant to the Governance Agreement, new directors chosen to fill vacancies on the Board of Directors shall be selected as follows: (i) if the new director is to be a Ciba Director, then Ciba shall designate the new director; (ii) if the former director was the Chairman or President, the replacement Chairman or President, respectively, shall be the replacement director; and (iii) if the new director is to be an Independent Director (other than the Chairman or the President), the remaining Independent Directors (including the Chairman and the President if he or she is an Independent Director) shall designate the new director.

    If at any time the percentage of the total voting power of Hexcel beneficially owned by Ciba decreases to a point at which the number of Ciba Directors would decrease, the Governance Agreement generally requires Ciba to cause a sufficient number of Ciba Directors to resign from the Board of Directors so that the number of Ciba Directors on the Board of Directors after such resignation(s) equals the number of Ciba Nominees that Ciba would have been entitled to designate had an election of directors taken place at such time. Any vacancies created by such resignations would be filled by Independent Directors.

    CERTAIN APPROVALS

    Under the Governance Agreement, so long as Ciba beneficially owns voting securities representing 40% or more of the total voting power of Hexcel, neither the Board of Directors nor any committee thereof shall take any action, including the approval, authorization or ratification of any action or inaction by officers, agents or employees of Hexcel, without the affirmative vote of at least one Ciba Director and one Independent Director. In addition, the Governance Agreement generally provides that for so long as Ciba beneficially owns voting securities representing at least 33% of the total voting power of Hexcel, the Board of Directors shall not authorize, approve or ratify any of the following actions without the approval of a majority of the Ciba Directors: (i) any merger, consolidation, acquisition or other business combination involving Hexcel or any subsidiary of Hexcel if the value of the consideration paid or received by Hexcel in such individual transaction or the aggregate consideration paid or received by Hexcel in all such transactions approved by the Board of Directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; (ii) any sale, transfer, conveyance, lease or other disposition or series of related dispositions of assets, business or operations of Hexcel or any of its subsidiaries, if the value of the assets, business or operations so disposed exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; (iii) any issuance by Hexcel or any significant subsidiary of Hexcel of equity securities (other than pursuant to customary employee or director stock option or incentive compensation or similar plans and other than transactions solely among Hexcel and its subsidiaries) or any other bonds, debentures, notes or securities convertible into, exchangeable for or exercisable for equity securities if the aggregate net proceeds to Hexcel of such issuance or of such issuance when added to the aggregate net proceeds to Hexcel of all such issuances approved by the Board of Directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; and (iv) any new capital expenditure program or any capital expenditure that is not part of a capital expenditure program previously approved by the Board of Directors, if the amount or anticipated amount of such program or expenditure or of such program or expenditure when added to the aggregate amount of capital expenditures not so approved by the Board of Directors during the prior 12 months exceeds the greater of $50 million or 7% of Hexcel's total consolidated assets.

    Under the terms of the Governance Agreement, Ciba has agreed that, until the percentage of the total voting power of Hexcel beneficially owned by Ciba falls below either (i) 15% if and so long as there is on file with the Commission any statement showing beneficial ownership by any person other than Ciba of 10% or more of the total voting power of Hexcel or (ii) 10% in all other cases, in any election of directors or any meeting of stockholders of Hexcel called expressly for the removal of directors, so long as the Board of Directors includes (and will include after any such removal) the requisite number of Ciba Directors, each of Ciba and any subsidiary of Ciba that holds voting securities of Hexcel (each, a "Ciba Entity") will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel (x) in favor of any nominee or director selected in accordance with the terms of the Governance Agreement and (y) otherwise against the removal of any director designated in accordance with the terms of the Governance Agreement. In any other matter submitted to a vote of the stockholders of Hexcel, Ciba and each Ciba Entity will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel either, at the discretion of Ciba, (i) as recommended by the Board of Directors or (ii) in proportion to the votes cast with respect to the voting securities of Hexcel not beneficially owned by Ciba or the Ciba Entities, except that Ciba and each Ciba Entity will be free to vote all of its voting securities entitled to vote in its sole discretion on the following matters submitted to stockholders so long as such matters were not submitted to stockholders at the request of Ciba or any of its affiliates (other than Hexcel): (A) any amendment to the Certificate of Incorporation of Hexcel; (B) any merger, consolidation, acquisition or other business combination involving Hexcel or any of its subsidiaries; (C) any sale, lease, transfer or other disposition of the business operations or assets of Hexcel; (D) any recapitalization, restructuring or similar transaction or series of transactions involving Hexcel or any significant subsidiary of Hexcel; (E) any dissolution or complete or partial liquidation or similar arrangement of Hexcel or any significant subsidiary of Hexcel, subject to certain exceptions; (F) certain issuances of equity securities or securities convertible into or exchangeable or exercisable for equity securities; and (G) entering into any material joint venture, collaboration or partnership by Hexcel or any of its subsidiaries.

    STANDSTILL

    Under the terms of the Governance Agreement, Ciba has agreed, subject to certain specified exceptions, that it will not, directly or indirectly, (i) purchase or otherwise acquire any beneficial ownership of voting securities of Hexcel; (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving Hexcel or any of its subsidiaries or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of Hexcel or any significant subsidiary of Hexcel (except in the ordinary course of business or in nonmaterial amounts); (iii) initiate or propose any security holder proposal without the approval of the Board of Directors or make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote or seek to advise or influence any person or entity with respect to the voting of any voting securities of Hexcel or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which Ciba or the Ciba Entities may vote in their sole discretion under the Governance Agreement (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange
Act); (iv) form, join or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to Hexcel's voting securities that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the Commission; (v) deposit any voting securities of Hexcel in a voting trust or enter into any voting agreement with respect thereto (other than the Governance Agreement);
(vi) seek representation on the Board of Directors, remove a director or seek a change in the size or composition of the Board of Directors; (vii) make any request to amend or waive the provisions of the Governance Agreement referred to in this paragraph that would require public disclosure; (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal;
(ix) take any action challenging the validity or enforceability of the foregoing; or (x) assist, advise, encourage or negotiate with respect to or seek to do any of the foregoing.

    The Governance Agreement permits Ciba to purchase or otherwise acquire beneficial ownership of Hexcel's voting securities in open market purchases so long as after giving effect to such purchases or acquisitions the percentage of the total voting power of Hexcel beneficially owned by Ciba does not exceed the greater of (i) 49.9% until the third anniversary of the Closing or 57.5% thereafter and (ii) the highest percentage of the total voting power of Hexcel beneficially owned by Ciba immediately following any action by Hexcel that increases the percentage of the total voting power of Hexcel beneficially owned by Ciba due to a reduction in the amount of voting securities of Hexcel outstanding as a result of such action.

    BUYOUT TRANSACTIONS

    The Governance Agreement provides that, notwithstanding the standstill provisions described above, at any time after the fifth anniversary of the Closing, Ciba may propose, participate in, support or cause the consummation of a tender offer, merger or sale of substantially all of Hexcel's assets or similar transaction (a "Buyout Transaction"), including a Buyout Transaction with Ciba or any of its affiliates, if each stockholder other than Ciba and the Ciba Entities (the "Other Holders") is entitled to received upon consummation of such Buyout Transaction consideration that is (i) approved by (x) a majority of the Independent Directors acting solely in the interests of the Other Holders after the receipt of an opinion of an independent nationally recognized investment banking firm retained by them or (y) a majority in interest of the Other Holders by means of a stockholder vote solicited pursuant to a proxy statement containing the information required by Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith) and (ii) fair from a financial point of view to the Other Holders in the opinion of an independent nationally recognized investment banking firm (including such a firm retained by Ciba).

    ISSUANCE OF ADDITIONAL SECURITIES

    If, at any time after the Closing for so long as Ciba is entitled to designate one or more nominees for election to the Board of Directors, Hexcel issues any additional voting securities for cash (other than issuances of voting securities in connection with employee or director stock option or incentive compensation or similar plans), Ciba will, pursuant to the Governance Agreement, have the option to purchase, for the same consideration and otherwise on the same terms as are applicable to such issuance by Hexcel, an amount of such voting securities that would allow Ciba to beneficially own the same percentage of the total voting power of Hexcel after such issuance as Ciba beneficially owned immediately prior to such issuance.

    THIRD PARTY OFFERS

    In the event that Hexcel becomes the subject of a bona fide offer to enter into a Buyout Transaction by a person other than Ciba or any of its affiliates or any other person acting on behalf of Ciba or any of its affiliates (a "Third Party Offer") that is made after the third anniversary of the Closing and that is approved by two-thirds of the Independent Directors, Ciba will, within ten days after receipt of notice of such event, either (i) offer to acquire the voting securities of Hexcel held by the Other Holders (the "Other Shares") on terms at least as favorable to the Other Holders as those contemplated by such Third Party Offer or (ii) support such Third Party Offer (or an alternative Third Party Offer providing greater value to the Other Holders) by voting and causing each Ciba Entity to vote all its voting securities of Hexcel eligible to vote thereon in favor of such Third Party Offer or, if applicable, tendering or selling and causing each Ciba Entity to tender or sell all its voting securities of Hexcel to the person making such Third Party Offer. In the event that Hexcel becomes the subject of a Third Party Offer, neither Ciba nor any of the Ciba Entities may support or vote in favor of such Third Party Offer or tender or sell its voting securities of Hexcel to the person making such Third Party Offer unless such Third Party Offer is approved by (i) a majority of the Independent Directors acting solely in the interests of the Other Holders or (ii) a majority in interest of the Other Holders in a stockholder vote solicited pursuant to a proxy statement containing the information required by Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith).

    TRANSFER RESTRICTIONS

    Except in connection with a Third Party Offer that has been approved by the Independent Directors or the Other Holders in accordance with the Governance Agreement, Ciba and the Ciba Entities are not permitted to sell, transfer or otherwise dispose of any voting securities of Hexcel except (i) transfers solely among Ciba and its wholly owned subsidiaries, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and otherwise subject to compliance with the Securities Act or (iii) in a registered public offering or a non-registered offering subject to an applicable exemption from the registration requirements of the Securities Act, and in the case of clauses (ii) and (iii), in a manner calculated to achieve a Broad Distribution (as defined in the Governance Agreement).

    In addition, the Governance Agreement provides that Ciba will not (i) permit any subsidiary of Ciba that is not wholly owned to become a Ciba Entity or (ii) dispose of any of the capital stock of any Ciba Entity except to another direct or indirect wholly owned subsidiary of Ciba. This provision does not, however, prohibit Ciba from effecting (i) a pro rata distribution to Ciba's stockholders or (ii) a sale in a manner calculated to achieve a Broad Distribution of up to 20%, in each case, of the equity securities of a Ciba Entity if (x) such distribution or sale has a bona fide business purpose (other than the sale or distribution of such voting securities), (y) the voting securities of Hexcel beneficially owned by such Ciba Entity do not constitute a material portion of the total assets of such Ciba Entity and (z) in the case of a pro rata distribution to Ciba's stockholders, such Ciba Entity agrees in writing to be bound by the terms and provisions of the Governance Agreement to the same extent that Ciba would be if it beneficially owned the voting securities of Hexcel beneficially owned by such Ciba Entity.

    TERMINATION; EXTENSION

    On the tenth anniversary of the Closing, or at the end of any subsequent renewal period, if the percentage of the total voting power of Hexcel beneficially owned by Ciba is greater than 10% but less than 100%, Ciba will have the option to (i) extend the Governance Agreement for an additional two-year period, in which case so long as Ciba beneficially owns voting securities of Hexcel representing 25% or more of the total voting power of Hexcel, on one occasion during such two-year period Ciba may require Hexcel to solicit in good faith a Buyout Transaction in which Ciba, the Ciba Entities and the Other Holders receive the same consideration per voting security of Hexcel (in which event the provisions of the Governance Agreement will continue in full force and effect until the consummation of such Buyout Transaction) or (ii) undertake to sell a sufficient number of voting securities of Hexcel so that the percentage of total voting power of Hexcel beneficially owned by Ciba falls below 10% during the subsequent 18 months pursuant to one or more registered or non-registered offerings calculated to achieve a Broad Distribution (in which event the provisions of the Governance Agreement will continue in full force and effect until Ciba's percentage ownership of the total voting power of Hexcel falls below 10%). If Ciba exercises its option to require Hexcel to solicit a Buyout Transaction as described above, Ciba and the Ciba Entities may vote in favor of or tender or sell their voting securities pursuant to any Third Party Offer made as a result of or during such solicitation so long as the Third Party Offer offers the same consideration to the Other Holders. Unless Hexcel has accepted another Third Party Offer providing at least equivalent value to all Hexcel stockholders, Hexcel will not take any action to interfere with Ciba's right to vote in favor of or tender into such a Third Party Offer, provided, however, that Hexcel will remain free to pursue alternative Third Party Offers that provide for at least equivalent currently realizable value to all Hexcel stockholders (including Ciba and the Ciba Entities) as such previously proposed Third Party Offer.

    The Governance Agreement will automatically terminate at any time that Ciba beneficially owns voting securities of Hexcel representing either 100% or less than 10% of the total voting power of Hexcel.

    THE DISTRIBUTION AGREEMENT

    In accordance with the terms of the Strategic Alliance Agreement, Hexcel and CGL entered into the Distribution Agreement, which was assigned to Ciba in accordance with the Hexcel Consent Letter (as so assigned, the "Distribution Agreement"). Pursuant to the Strategic Alliance Agreement and the Distribution Agreement, certain subsidiaries of CGL continued to act as distributors for Hexcel for one year following the Closing through February 28, 1997. In accordance with these agreements, Hexcel acquired certain assets (primarily inventory and certain fixed assets) of these distributors from time to time during the year following the Closing for an aggregate purchase price of approximately $2.7 million, to be paid in senior subordinated notes. Pursuant to the Distribution Agreement, sales to CGL subsidiaries were approximately $32.4 million from March 1, 1996 to December 31, 1996.

    THE REGISTRATION RIGHTS AGREEMENT

    In connection with the Acquisition, Hexcel and CGL entered into a registration rights agreement, which was assigned to Ciba in accordance with the Hexcel Consent Letter (as so assigned, the "Registration Rights Agreement"). The Registration Rights Agreement provides that Hexcel will prepare and, not later than 60 days prior to March 1, 1998, file with the Commission a "shelf" registration statement covering the shares of Hexcel Common beneficially owned by Ciba and the Ciba Entities. If Hexcel is not eligible to use a short form registration statement, Ciba will have the right to demand, commencing March 1, 1998, that Hexcel effect the registration under the Securities Act of the shares of Hexcel Common that are then eligible for sale under the Registration Rights Agreement. Ciba's shares of Hexcel Common will generally become eligible for sale under the Registration Rights Agreement in four equal annual installments commencing on March 1, 1998. The shares eligible for sale under the Registration

Rights Agreement in any year that are not sold in such year will continue to be eligible for sale under the Registration Rights Agreement in subsequent years. Under the Registration Rights Agreement, Ciba also has the right, subject to certain restrictions, to include its shares of Hexcel Common eligible for sale under the Registration Rights Agreement in certain equity offerings of Hexcel. The Registration Rights Agreement also contains certain provisions relating to blackout periods (during which Ciba would not be permitted to sell shares of Hexcel Common otherwise eligible for sale under the Registration Rights Agreement), payment of expenses, selection of underwriters and indemnification.

    THE SUPPLY AND MANUFACTURING AGREEMENTS

    Hexcel and CGL have entered into various agreements and purchase orders, some of which were entered into in connection with the Acquisition, pursuant to which Hexcel and CGL have purchased certain products from each other. Sales to CGL under such agreements were approximately $32.4 million on a worldwide basis from March 1, 1996 to December 31, 1996. Sales to Hexcel under such agreements were approximately $15.1 million on a worldwide basis from March 1, 1996 to December 31, 1996.

OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

    UniRock Management Corporation ("UniRock") has served as a strategic planning consultant to Hexcel during 1996, and Franklin S. Wimer, a director of Hexcel and member of the Audit Committee, is a principal of UniRock. Hexcel had an agreement with UniRock for consulting services, which terminated in April, 1996. Pursuant to such agreement, UniRock was paid $125,356 for services rendered during 1996.

                            THE INCENTIVE STOCK PLAN

GENERAL

    On February 21, 1996 the stockholders of Hexcel approved the Incentive Stock Plan (the "Unamended Plan"). On January 30, 1997, the Board of Directors approved certain amendments thereto (the "Incentive Stock Plan Amendments"), subject to stockholder approval, and upon such stockholder approval the Incentive Stock Plan, as amended and restated January 30, 1997 (as so amended and restated, the "Incentive Stock Plan") will replace the Unamended Plan. Any awards previously granted under the Unamended Plan will remain outstanding pursuant to its terms.

    The Incentive Stock Plan is being submitted to stockholders in view of, among other things, the proposed increase in the number of shares of Hexcel Common subject to the provisions of the Incentive Stock Plan.

    The following description of the Incentive Stock Plan is not intended to be complete and is qualified in its entirety by the complete text of the Incentive Stock Plan, a copy of which is included as Annex A to this Proxy Statement.

DESCRIPTION OF THE PRINCIPAL FEATURES OF THE PLAN

    AUTHORIZED SHARES

    The Incentive Stock Plan authorizes an aggregate of 4,012,533 shares of Hexcel Common that may be subject to awards, subject to adjustment as provided in the Incentive Stock Plan. This aggregate number of authorized shares is comprised of the 162,533 shares remaining available under the Unamended Plan immediately prior to January 30, 1997 plus an additional 3,850,000 shares.

    PURPOSE

    The purpose of the Incentive Stock Plan is to benefit the stockholders of Hexcel by enabling Hexcel and its subsidiaries to attract, retain and provide incentives to the most highly qualified employees, officers, directors and consultants.

    ADMINISTRATION

    The Plan will be administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to make determinations with respect to the participation of employees, officers and consultants in the Incentive Stock Plan and the grant terms of all awards (other than awards granted to directors, as described below). The Committee has the authority to establish, among other things, vesting schedules, performance criteria, post-termination exercise provisions and all other material terms and conditions of awards and has the authority to accelerate the time at which any award becomes exercisable. The Committee has the authority to interpret and construe the provisions of the Incentive Stock Plan.

    ELIGIBILITY

    Any employee, officer, director or consultant of Hexcel or its subsidiaries selected by the Committee is eligible to receive discretionary awards under the Incentive Stock Plan. Additionally, directors are eligible to receive formula awards under the Incentive Stock Plan. It is currently estimated that up to approximately 400 employees will be eligible to participate in the Incentive Stock Plan.

    DISCRETIONARY AWARDS

    The Incentive Stock Plan provides for grants of a variety of awards, including stock options, stock options in lieu of compensation elections, stock appreciation rights, restricted shares, and other stock-based awards. Stock options may be either "incentive stock options" which qualify under Section 422 of the Code ("ISOs") or "nonqualified stock options" which do not qualify under
Section 422 of the Code ("NQSOs"). To the extent that the aggregate fair market value of Hexcel Common underlying options intended to be ISOs are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as NQSOs.

    FORMULA AWARDS

    Each eligible director appointed or elected between April 4, 1995 and December 31, 1996, was automatically issued a nonqualified stock option to purchase 40,000 shares of Hexcel Common. Any person who becomes a director for the first time on or after January 1, 1997 who is not also a full-time employee of Hexcel or any subsidiary is automatically granted (as of the date of his or her election or appointment as a director) a nonqualified stock option to acquire 20,000 shares of Hexcel Common. In addition, immediately after each annual meeting of stockholders held after January 1, 1997 and before February 7, 2005, each director who is not a full-time employee of Hexcel or any subsidiary and who is re-elected at such meeting will be granted a nonqualified stock option to acquire 2,000 shares of Hexcel Common. All options described in this paragraph will be granted automatically with an exercise price equal to the fair market value of a share of Hexcel Common on the date of grant and with a term of ten years. Such options will be exercisable as to one-third of the shares subject thereto upon grant and as to an additional one-third of the shares on the first and second anniversaries of the date of grant. Upon the occurrence of a "change in control" of Hexcel (as defined in the Incentive Stock Plan), each option described in this paragraph will become fully exercisable.

    AMENDMENT AND TERMINATION

    The Committee has the authority to terminate the Incentive Stock Plan or make such modifications or amendments to the Incentive Stock Plan as it may deem advisable. No amendment to the Incentive Stock Plan which requires stockholder approval under applicable law, rule or regulation shall become effective without the approval of Hexcel's stockholders. In addition, no termination or amendment of the Incentive Stock Plan may adversely affect the rights of a participant without the consent of such participant.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of certain United States federal income tax consequences under current federal income tax laws relating to awards under the Incentive Stock Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. ACCORDINGLY, PARTICIPANTS IN THE INCENTIVE STOCK PLAN SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF SUCH PARTICIPATION.

    NONQUALIFIED STOCK OPTIONS

    An optionee will not recognize any taxable income upon the grant of an NQSO and Hexcel will not be entitled to tax deduction with respect to such grant.

    Upon exercise of an NQSO, the excess of the fair market value of the Hexcel Common on the exercise date over the exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Hexcel will generally be entitled to a tax deduction at that time in the amount of such compensation income. The optionee's tax basis for the Hexcel Common received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

    In the event of a sale or other disposition of Hexcel Common received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Hexcel Common (which begins upon such exercise) is more than one year.

    INCENTIVE STOCK OPTIONS

    An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and Hexcel will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a corresponding tax deduction to Hexcel, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by Hexcel or one of its subsidiaries or within 90 days after termination of employment) or if the optionee engages in a "disqualifying disposition" as described below. The excess of the fair market value, on the date of the exercise of an ISO, of the Hexcel Common acquired pursuant to and over the exercise price constitutes an item of tax preference for purposes of the federal alternative minimum tax.

    A sale or exchange by an optionee of Hexcel Common acquired upon the exercise of an ISO more than one year after the transfer of such Hexcel Common to such optionee and more than two years after the date of grant of the ISO generally will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of Hexcel Common to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such Hexcel Common that will have the following results: any excess of (i) the lesser of (a) the fair market value of the Hexcel Common at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the Hexcel Common over (ii) the exercise price of such ISO will be taxable as compensation income to the optionee, subject to applicable withholding taxes, and Hexcel will be entitled to a tax deduction in the amount of such compensation income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by Hexcel.

    STOCK APPRECIATION RIGHTS

    The amount of any cash received upon the exercise of a stock appreciation right ("SAR") will be includible in the grantee's ordinary income and Hexcel generally will be entitled to a deduction for such amount. Upon disposition of any stock received upon exercise of an SAR, the grantee will recognize capital gain or loss, which will be long or short-term depending on the period elapsed since the date of such exercise equal to the difference between the amount realized on such disposition and the fair market value of the Hexcel Common on the date the SAR was exercised.

    RESTRICTED SHARES

    If restricted shares are awarded to a participant in accordance with the terms of the Incentive Stock Plan, generally no income will be recognized by such participant at the time the award is made. Generally, such participant will be required to include in his or her ordinary income, as compensation, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, less any amount paid therefor. The participant may, however, elect within 30 days after acquiring the shares, to be taxed immediately upon receipt of such shares rather than when the forfeiture provisions lapse. If such election is made, the participant will recognize ordinary income in the taxable year of his or her award in an amount equal to the fair market value of such restricted shares (determined without regard to the restrictions which by their terms will lapse) at the time of receipt, less any amount paid therefor. Absent the making of the election referred to in the preceding sentences, any cash dividends or other distributions paid with respect to restricted shares prior to lapse of the applicable restrictions will be includible in the participant's ordinary income as compensation at the time of receipt. In each case, Hexcel will be entitled to a deduction in the same amount as the participant realizes compensation income.

PLAN BENEFITS

    Awards under the Incentive Stock Plan will be granted at the sole discretion of the Committee and performance criteria may vary from year to year and from participant to participant. Therefore, benefits under the Incentive Stock Plan are not determinable. Compensation paid and other benefits granted to certain executive officers of Hexcel for the 1996 fiscal year are set forth above in the section entitled "EXECUTIVE COMPENSATION."

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND
                      ADOPTION OF THE INCENTIVE STOCK PLAN

                       THE MANAGEMENT STOCK PURCHASE PLAN

GENERAL

    The Board of Directors unanimously recommends that stockholders approve and adopt the Management Stock Purchase Plan (the "Management Stock Purchase Plan"). On December 5, 1996, the Board of Directors adopted the Management Stock Purchase Plan, subject to stockholder approval, and, upon such stockholder approval, the Management Stock Purchase Plan will become effective as of January 1, 1997.

    A copy of the Management Stock Purchase Plan is included as Annex B to this Proxy Statement. The following discussion of the Management Stock Purchase Plan does not purport to be complete and is qualified in its entirety by reference to the Management Stock Purchase Plan included as Annex B hereto.

DESCRIPTION OF THE PRINCIPAL FEATURES OF THE PLAN

    AUTHORIZED SHARES

    The Management Stock Purchase Plan authorizes an aggregate of 150,000 shares of Hexcel Common that may be subject to awards, subject to adjustment as provided in the Management Stock Purchase Plan.

    PURPOSES

    The purposes of the Management Stock Purchase Plan are (i) to attract and retain highly qualified executives, (ii) to align executive and stockholder long-term interests, and (iii) to enable executives to purchase stock by using a portion of their annual incentive compensation so that they can develop and maintain a substantial stock ownership position in Hexcel.

    ADMINISTRATION

    The Plan will be administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to grant Restricted Stock Units (as such term is defined in Section 5 of the Management Stock Purchase Plan). The Committee has the authority to interpret and construe the provisions of the Management Stock Purchase Plan and may establish, among other things, the time at which Restricted Stock Units shall be granted and the number of Restricted Stock Units to be covered by each grant.

    ELIGIBILITY

    Any officer or key management employee of Hexcel or its subsidiaries selected by the Committee to participate in Hexcel's Management Incentive Compensation Plan can participate in the Management Stock Purchase Plan ("Eligible Employees"). It is currently estimated that up to approximately 20 employees will be eligible to participate in the Management Stock Purchase Plan.

    GRANT OF RESTRICTED STOCK UNITS

    Eligible Employees can elect to receive up to fifty (50%) percent of their annual bonus in Restricted Stock Units. This is called a "purchase" of the Restricted Stock Units. The price of each Restricted Stock Unit will be eighty (80%) percent of its fair market value on the date of purchase.

    Restricted Stock Units generally cannot be sold or transferred for a three-year period commencing on the date of purchase (the "Restricted Period"), but the Restricted Period ends immediately in the event of a "Change in Control" of Hexcel or certain employment termination events (as such terms are defined and discussed in the Management Stock Purchase Plan).

    VESTING

    One-third (1/3) of the Restricted Stock Units purchased on a given date will generally vest on each of the first three anniversaries of the date of purchase; however, all Restricted Stock Units will immediately become completely vested upon the occurrence of a "Change in Control" or certain employment termination events (as such terms are defined and discussed in the Management Stock Purchase
Plan).

    AMENDMENT AND TERMINATION

    The Board has the authority to terminate the Management Stock Purchase Plan or make such modifications or amendments to the Management Stock Purchase Plan as it may deem advisable. If the Board determines that stockholder approval of an amendment is necessary or appropriate, that amendment may be made subject to such approval. In addition, no termination or amendment of the Management Stock Purchase Plan may adversely affect any grant previously made to a participant without the consent of such participant.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Generally, no income will be recognized at the time Restricted Stock Units are granted to a participant in accordance with the terms of the Management Stock Purchase Plan. Such participant will generally be required to include in ordinary income, as compensation, the fair market value of such Restricted Stock Units upon the lapse of the forfeiture provisions applicable thereto (less any amounts paid for such Restricted Stock Units, except pre-tax amounts).

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND
                 ADOPTION OF THE MANAGEMENT STOCK PURCHASE PLAN

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Hexcel's directors and executive officers, and persons who own more than ten percent of a registered class of Hexcel's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Hexcel Common and other equity securities of Hexcel. Executive officers, directors, and greater than ten percent stockholders are required by Commission regulations to furnish Hexcel with copies of all Section 16(a) forms they file. To Hexcel's knowledge, based solely on a review of the copies of such reports furnished to Hexcel and written representations that no other reports were required, for the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were complied with, except for one inadvertent late filing of a Form 3 by each of Franklin Wimer and Robert Witt and one inadvertent late filing of a Form 5 by William Meehan.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the management of Hexcel does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders according to their discretion and best judgment.

                             STOCKHOLDER PROPOSALS

    Any proposal that a Hexcel stockholder intends to present at the 1998 Annual Meeting of Stockholders of Hexcel must be submitted to the Secretary of Hexcel at its offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no later than December 22, 1997 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                              INDEPENDENT AUDITORS

    A representative of Deloitte & Touche LLP, Hexcel's independent auditors, is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

                                 ANNUAL REPORT

    Hexcel's Annual Report to Stockholders containing audited financial statements for the year ended December 31, 1996, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

                                          HEXCEL CORPORATION

Stamford, Connecticut

April 21, 1997

                                                                         ANNEX A

                               HEXCEL CORPORATION
                             INCENTIVE STOCK PLAN,
                    AS AMENDED AND RESTATED JANUARY 30, 1997

I.  PURPOSE

    This Incentive Stock Plan, as approved by the stockholders of the Company on February 21, 1996, combined the Hexcel Corporation Long-Term Incentive Plan and the Hexcel Corporation 1995 Directors' Stock Option Plan and, subject to approval by the stockholders of the Company, is now amended and restated herein (as so amended and restated, the "Plan"). The Plan is intended to attract, retain and provide incentives to Employees, officers, Directors and consultants of the Company, and to thereby increase overall stockholders' value. The Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares, other stock-based awards or any combination of the foregoing to the eligible participants.

II.  DEFINITIONS

    (a) "Award" includes, without limitation, stock options (including Director Options and incentive stock options within the meaning of Section 422(b) of the
Code) with or without stock appreciation rights, dividend equivalent rights, stock awards, restricted share awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock ("other Common Stock-based Awards"), all on a stand-alone, combination or tandem basis, as described in or granted under this Plan.

    (b) "Award Agreement" means a written agreement setting forth the terms and conditions of each Award made under this Plan.

    (c) "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

    (d) "Board" means the Board of Directors of the Company.

    (e) "Ciba" shall mean Ciba-Geigy Limited, a Swiss corporation, or such corporation or corporations as are substituted for Ciba-Geigy Limited, together with their respective affiliates and any former affiliates holding Corporation voting securities pursuant to Section 4.01(b) of the Governance Agreement.

    (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (g) "Committee" means the Executive Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan.

    (h) "Common Stock" means the $.01 par value common stock of the Company.

    (i) "Company" means Hexcel Corporation, a Delaware corporation.

    (j) "Director" means a member of the Board.

    (k) "Director Option" means a stock option granted pursuant to Section VII hereof to a Director.

    (l) "Director Optionee" means a recipient of an Award of a Director Option.

    (m) "Employee" means an employee of the Company or a Subsidiary.

    (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (o) "Fair Market Value" means the closing price for the Common Stock as reported in publications of general circulation from the New York Stock Exchange Consolidated Transactions Tape on such date, or, if there were no sales on the valuation date, on the next preceding date on which such closing price was recorded; provided, however, that the Committee may specify some other definition of Fair Market Value in good faith with respect to any particular Award.

    (p) "Governance Agreement" shall have the meaning given in the Strategic Alliance Agreement.

    (q) "Participant" means an Employee, officer, Director or consultant who has been granted an Award under the Plan.

    (r) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, but excluding Ciba for so long as Ciba is subject to the restrictions imposed by the Governance Agreement.

    (s) "Plan Year" means a calendar year.

    (t) "Strategic Alliance Agreement" shall mean the Strategic Alliance Agreement among the Company, Ciba-Geigy Limited and Ciba-Geigy Corporation, dated as of September 29, 1995, as amended.

    (u) "Subsidiary" means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

III.  ELIGIBILITY

    Any Employee, officer, Director or consultant of the Company or Subsidiary selected by the Committee is eligible to receive an Award pursuant to Section VI hereof. Additionally, Directors described in Section VII(a) hereof are eligible to receive Awards of Director Options pursuant to Section VII.

IV.  PLAN ADMINISTRATION

    (a) Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Board, or the Committee to the extent determined by the Board, shall periodically make determinations with respect to the participation of Employees, officers, Directors and consultants in the Plan and, except as otherwise required by law or this Plan, the grant terms of Awards, including vesting schedules, price, restriction or option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Board or the Committee deems appropriate which shall be contained in an Award Agreement with respect to a Participant.

    (b) The Committee shall have authority to interpret and construe the provisions of the Plan and any Award Agreement and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Company's Certificate of Incorporation, as it may be amended from time to time.

    (c) The Committee shall have the authority at the time of the grant of any Award to provide for the conditions and circumstances under which such Award shall be forfeited. The Committee shall have the authority to accelerate the vesting of any Award and the time at which any Award becomes exercisable.

V.  CAPITAL STOCK SUBJECT TO THE PROVISIONS OF THIS PLAN

    (a) The capital stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to adjustment in accordance with the provisions of
Section XI, and subject to Section V(c) below, the maximum number of shares of Common Stock that shall be available for grants of Awards under this Plan shall be 4,012,533 (the number of shares remaining available under the Incentive Stock Plan immediately prior to its amendment and restatement on January 30, 1997) plus 3,850,000 additional shares.

    (b) The grant of a restricted share Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award. Awards payable only in cash will not reduce the number of shares available for Awards granted under the Plan.

    (c) There shall be carried forward and be available for Awards under the Plan, in addition to shares available for grant under paragraph (a) of this
Section V, all of the following: (i) shares represented by Awards which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised; and (ii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

VI.  DISCRETIONARY AWARDS UNDER THIS PLAN

    As the Board or Committee may determine, the following types of Awards and other Common Stock-based Awards may be granted under this Plan on a stand-alone, combination or tandem basis:

    (a) STOCK OPTION. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine.

    (b) INCENTIVE STOCK OPTION. An Award which may be granted only to Employees in the form of a stock option which shall comply with the requirements of Code
Section 422 or any successor section as it may be amended from time to time. The exercise price of any incentive stock option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the incentive stock option Award. Subject to adjustment in accordance with the provisions of
Section XI, the aggregate number of shares which may be subject to incentive stock option Awards under this Plan shall not exceed the maximum number of shares provided in paragraph (a) of Section V above. To the extent that the aggregate Fair Market Value of Common Stock with respect to which options intended to be incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options.

    (c) STOCK OPTION IN LIEU OF COMPENSATION ELECTION. A right given with respect to a year to a Director, officer or key Employee to elect to exchange annual retainers, fees or compensation for stock options.

    (d) STOCK APPRECIATION RIGHT. A right which may or may not be contained in the grant of a stock option or incentive stock option to receive the excess of the Fair Market Value of a share of Common Stock on the date the option is surrendered over the option exercise price or other specified amount contained in the Award Agreement.

    (e) RESTRICTED SHARES. A transfer of Common Stock to a Participant subject to forfeiture until such restrictions, terms and conditions as the Committee may determine are fulfilled.

    (f) DIVIDEND OR EQUIVALENT. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

    (g) STOCK AWARD. An unrestricted transfer of ownership of Common Stock.

    (h) OTHER STOCK-BASED AWARDS. Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this Section VI.

VII.  FORMULA AWARDS UNDER THIS PLAN

    In addition to discretionary Awards (including, without limitation, options) that may be granted to Directors pursuant to Section VI hereof, Director Options shall be granted as provided below:

    (a) GRANTS OF DIRECTOR OPTIONS.

        (i) As of April 4, 1995, each Director shall be granted an Option to acquire 40,000 shares of Common Stock upon the terms and subject to the conditions set forth in the Plan and this Section VII. With respect to any individual who becomes a Director and who is not also a full-time employee of the Company or any Subsidiary (provided such individual has not previously received a grant pursuant to this Section VII(a)(i)), such individual shall be granted as of the date of his election or appointment as a Director a Director Option to acquire (x) 40,000 shares of Common Stock if elected or appointed between April 4, 1995 and December 31, 1995 inclusive or, (y) 20,000 shares of Common Stock if elected or appointed on or after January 1, 1997, upon the terms and subject to the conditions set forth in the Plan and this Section VII.

        (ii) On April 4, 1996 and immediately after each annual meeting of stockholders of the Corporation held after January 1, 1997 and before February 7, 2005, each person who is not on such date also a full-time employee of the Company or any Subsidiary and who (x) is a Director on April 4, 1996 or (y) has been re-elected at such meeting shall be granted a Director Option to acquire 2,000 shares of Common Stock upon the terms and subject to the conditions set forth in the Plan and this Section VII.

       (iii) If on any date when Options are to be granted pursuant to Section VII(a)(i) or (ii) the total number of shares of Common Stock as to which Director Options are to be granted exceeds the number of shares of Common Stock remaining available under the Plan, there shall be a pro rata reduction in the number of shares of Common Stock as to which each Director Option is granted on such day.

    (b) TERMS OF DIRECTOR OPTIONS.

    The terms of each Director Option granted under this Section VII shall be determined by the Board consistent with the provisions of the Plan, including the following:

        (i) The purchase price of the shares of Common Stock subject to each Director Option shall be equal to the Fair Market Value of such shares on the date such option is granted.

        (ii) Each Director Option shall be exercisable as to one-third of the shares subject thereto immediately upon the grant of the option and as to an additional one-third of such shares on the first and second anniversaries of the date of such grant.

       (iii) Shares of Common Stock obtained upon exercise of a Director Option may not be sold until six months after the date such option was granted.

        (iv) Each Director Option shall expire ten years after the granting thereof. Each Director Option shall be subject to earlier expiration as expressly provided in Section VII(c) hereof.

    (c) DISABILITY, DEATH OR TERMINATION OF DIRECTOR STATUS; CHANGE IN CONTROL.

        (i) If a Director Optionee ceases to be a Director for any reason other than his disability or death, each Director Option held by him to the extent exercisable on the effective date of his ceasing to be a Director shall remain exercisable until the earlier to occur of (i) the first anniversary of such effective date and (ii) the expiration of the stated term of the Director Option; PROVIDED, HOWEVER, that if the Director Optionee is removed, withdraws or otherwise ceases to be a Director due to his fraud, dishonesty or intentional misrepresentation in connection with his duties as a Director or his embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Subsidiary, all unexercised Director Options held by the Director Optionee shall expire forthwith. Each Director Option held by the Director Optionee to the extent not exercisable on the effective date of his ceasing to be a Director for any reason other than his disability or death shall expire forthwith.

        (ii) If a Director Optionee ceases to be a Director as a result of his disability or death, each Director Option held by him to the extent that the Director Option is exercisable on the effective date of his ceasing to be a Director shall remain exercisable by the Director Optionee or the Director Optionee's executor, administrator, legal representative or beneficiary, as the case may be, until the earlier to occur of (x) the third anniversary of such effective date and (y) the expiration of the stated term of the Director Option. Each Director Option held by the Director Optionee to the extent not exercisable on the effective date of his ceasing to be a Director as a result of his disability or death shall expire forthwith.

       (iii) In the event of a Change in Control (as hereinafter defined) while a Director Optionee is a Director, each Director Option held by the Director Optionee to the extent not then exercisable shall thereupon become exercisable. If a Change in Control occurs on or before the effective date of a Director Optionee's ceasing to be a Director, the provisions of this subsection (iii) shall govern with respect to the exercisability of the Director Options held by him as of the date on which the Director Optionee ceases to be a Director and the provisions of subsection (i) or (ii) of this Section VII(c) shall govern with respect to the period of time during which such Director Options shall remain exercisable. For purposes of this subsection (iii), "Change in Control" shall mean any of the following events:

         (1)(a) any Person is or becomes the Beneficial Owner of 20% or more of either (i) the then outstanding Common Stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the "Total Voting Power"); excluding, however, the following: (A) any acquisition by the Company or any of its affiliates or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates and (b) Ciba beneficially owns, in the aggregate, a lesser percentage of the Total Voting Power than such Person beneficially owns; or

            (2) a change in the composition of the Board such that the individuals who, as of January 30, 1997, constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company's stockholders, was made or approved pursuant to the Governance Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

            (3) the approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction (a) pursuant to which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, or (b) after which no Person beneficially owns a greater percentage of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation than does Ciba; or

            (4) Ciba shall become the Beneficial Owner of more than 57.5% of the Total Voting Power; or

            (5) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

VIII.  AWARD AGREEMENTS

    Each Award under the Plan shall be evidenced by an Award Agreement setting forth the terms and conditions of the Award and executed by the Company and Participant.

IX.  OTHER TERMS AND CONDITIONS

    (a) ASSIGNABILITY. Unless provided to the contrary in any Award, no Award shall be assignable or transferable except by will, by the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant. No Award granted under the Plan shall be subject to execution, attachment or process.

    (b) TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP. Except as provided in
Section VII(c) with respect to Director Options, the Committee shall determine the disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant's employment or other relationship with the Company or a Subsidiary.

    (c) RIGHTS AS A STOCKHOLDER. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

    (d) NO OBLIGATION TO EXERCISE. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

    (e) PAYMENTS BY PARTICIPANTS. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) pursuant to a "cashless exercise" program if established by the Company; (iv) by a combination of the methods described in (i) through (iii) above; or (v) by such other methods as the Committee may deem appropriate.

    (f) WITHHOLDING. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of

    (g) COMMON STOCK. The Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

    (h) MAXIMUM AWARDS. The maximum number of shares of Common Stock that may be issued to any single Participant pursuant to options under this Plan is equal to the maximum number of shares provided for in paragraph (a) of Section V.

X.  TERMINATION, MODIFICATION AND AMENDMENTS

    (a) The Executive Compensation Committee may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that no amendments to the Plan which require stockholder approval under applicable law, rule or regulation shall become effective unless the same shall be approved by the requisite vote of the Company's stockholders.

    (b) No termination, modification or amendment of the Plan may adversely affect the rights conferred by an Award without the consent of the recipient thereof.

    (c) Notwithstanding anything herein to the contrary, the provisions of
Section VII shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

XI.  RECAPITALIZATION

    The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares thereof covered by each outstanding Award, and the price per share thereof in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Company and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

XII.  NO RIGHT TO EMPLOYMENT

    Except as provided in Section VII with respect to Director Options, no person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any other relationship with, the Company or a Subsidiary. Further, the Company and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

XIII.  GOVERNING LAW

    To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

XIV.  SAVINGS CLAUSE

    This Plan is intended to comply in all aspects with applicable laws and regulations. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

XV.  EFFECTIVE DATE AND TERM

    The Hexcel Corporation Incentive Stock Plan is amended and restated herein on January 30, 1997. The effectiveness of such amendment and restatement is subject to approval by stockholders of the Company.

    AWARDS GRANTED UNDER THE AMENDED AND RESTATED PLAN PRIOR TO SUCH APPROVAL BY THE STOCKHOLDERS SHALL BE SUBJECT TO SUCH APPROVAL. THE PLAN SHALL TERMINATE ON FEBRUARY 8, 2005. NO AWARDS SHALL BE GRANTED AFTER THE TERMINATION OF THE PLAN.

                                                                         ANNEX B

                               HEXCEL CORPORATION
                         MANAGEMENT STOCK PURCHASE PLAN

1. PURPOSES; TYPES OF GRANTS; CONSTRUCTION.

    The purposes of the Hexcel Corporation Management Stock Purchase Plan (the "Plan") are to attract and retain highly-qualified executives, to align executive and stockholder long-term interests by creating a direct link between annual incentive executive compensation and stockholder return and to enable executives to purchase stock by using a portion of their annual incentive compensation so that they can develop and maintain a substantial stock ownership position in Hexcel Corporation (the "Company").

2. DEFINITIONS.

    As used in this Plan, the following words and phrases shall have the meanings indicated:

        (a) "Agreement" shall mean an agreement entered into between the Company and a Participant in connection with a grant under the Plan.

        (b) "Annual Bonus" shall mean the bonus earned by a Participant for any Company fiscal year under the Annual Plan.

        (c) "Annual Plan" shall mean the Hexcel Corporation Management Incentive Compensation Plan, as amended from time to time.

        (d) "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

        (e) "Board" shall mean the Board of Directors of the Company.

        (f) "Cause" shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company.

        (g) "Change in Control" shall have the meaning given in Article 6 hereof.

        (h) "Ciba" shall mean Ciba-Geigy Limited, a Swiss corporation, or such corporation or corporations as are substituted for Ciba-Geigy Limited, together with their respective affiliates and any former affiliates holding Company voting securities pursuant to Section 4.01(b) of the Governance Agreement.

        (i) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        (j) "Committee" shall mean the Executive Compensation Committee of the Board or such other committee of the Board as may be designated by the Board.

        (k) "Company" shall mean Hexcel Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

        (l) "Disability" shall mean that, as a result of the Participant's incapacity due to physical or mental illness or injury, the Participant shall not have performed all or substantially all of the

    Participant's usual duties as an employee for a period of more than one-hundred-fifty (150) days in any period of one-hundred-eighty (180) consecutive days.

        (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        (n) "Fair Market Value" per share of Stock shall be the average of the closing prices on the NYSE Consolidated Transactions Tape for the five trading days immediately preceding the relevant valuation date and "Fair Market Value" of a Restricted Stock Unit on any valuation date shall be deemed to be equal to the Fair Market Value of a share of Stock on such valuation date.

        (o) "Governance Agreement" shall have the meaning given in the Strategic Alliance Agreement.

        (p) "Participant" shall mean a person who receives a grant of Restricted Stock Units under the Plan; all such grants are sometimes referred to herein as "purchases".

        (q) "Person", as used in Article 6 hereof, shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, but excluding Ciba for so long as Ciba is subject to the restrictions imposed by the Governance Agreement.

        (r) "Plan" means this Hexcel Corporation Management Stock Purchase Plan, as amended from time to time.

        (s) "Restricted Period" shall have the meaning given in Sections 5(c) and 5(h) hereof.

        (t) "Restricted Stock Unit" or "Restricted Stock Units" shall have the meaning given in Section 5 hereof.

        (u) "Retirement" shall mean the termination of a Participant's employment (other than by reason of death or Cause) which occurs either (i) at or after age 65 or (ii) at or after age 55 after five (5) years of employment by the Company (or a Subsidiary thereof).

        (v) "Stock" shall mean shares of the common stock of the Company, par value $.01 per share.

        (w) "Strategic Alliance Agreement" shall mean the Strategic Alliance Agreement among Hexcel Corporation, Ciba-Geigy Limited and Ciba-Geigy Corporation, dated as of September 29, 1995, as amended.

        (x) "Subsidiary" shall mean any subsidiary of the Company (whether or not a subsidiary at the date the Plan is adopted) which is designated by the Committee to participate in the Plan.

        (y) "Term" shall have the meaning given in Article 14 hereof.

3. STOCK.

    The maximum number of shares of the Stock which shall be reserved for the grant of Restricted Stock Units under the Plan shall be 150,000, which number shall be subject to adjustment as provided in Article 7 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Company.

    If any outstanding grant of Restricted Stock Units under the Plan should, for any reason be cancelled or be forfeited before all its restrictions lapse, the shares of Stock allocable to the cancelled or terminated portion of such grant shall (unless the Plan shall have been terminated) become available for subsequent grants under the Plan.

4. ELIGIBILITY.

    During the Term of the Plan any Participant in the Annual Plan can elect to receive up to fifty (50%) percent of the Participant's Annual Bonus in Restricted Stock Units granted pursuant to, and subject to the terms and conditions of, this Plan. Except as otherwise provided by the Committee in its discretion with respect to the first fiscal year of the Company in which (i) the Plan is in effect or (ii) a Participant participates in the Plan, any such election by a Participant must be made at least six months prior to the day the amount of the Participant's Annual Bonus is finally determined under the Annual Plan. Since the Restricted Stock Units are "purchased" with part or all of the Annual Bonus, all Restricted Stock Unit grants under this Plan are sometimes referred to herein as "purchases." For purposes of the Plan, the date of purchase of a Restricted Stock Unit shall be deemed to be the date the Annual Bonus (from which the purchase funds are derived) is payable.

5. RESTRICTED STOCK UNITS.

    Each grant of Restricted Stock Units under the Plan shall be evidenced by a written Agreement between the Company and the Participant, in such form as the Committee shall from time to time approve, and shall comply with the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish):

        (a) NUMBER OF RESTRICTED STOCK UNITS. Each Agreement shall state the number of Restricted Stock Units to be subject to a grant.

        (b) PRICE. The price of each Restricted Stock Unit purchased under the Plan shall be eighty (80%) percent of its Fair Market Value on the date of purchase. Notwithstanding any other provision of the Plan, in no event shall the price per Restricted Stock Unit be less than the par value per share of Stock.

        (c) NORMAL VESTING; NORMAL END OF RESTRICTED PERIOD. Subject to Section 5(d) hereof, one-third ( 1/3) of Restricted Stock Units purchased on a given date shall vest on each of the first three anniversaries of the date of purchase, but the Restricted Period of all Restricted Stock Units purchased on that date shall end on the third anniversary thereof.

        (d) ACCELERATION OF VESTING AND END OF RESTRICTED PERIOD. Notwithstanding Section 5(c) hereof, a Participant's Restricted Stock Units shall immediately become completely vested and their respective Restricted Periods shall end upon the first to occur of (x) a Change in Control, (y) the involuntary termination of the Participant's employment without Cause, or (z) the termination of a Participant's employment by reason of Retirement or the Participant's death or Disability. Additionally, the Committee shall have the authority to vest any or all of a Participant's Restricted Stock Units and to end their respective Restricted Periods at such earlier time or times and on such terms and conditions as the Committee shall deem appropriate.

        (e) PAYMENT AT END OF RESTRICTED PERIOD. Upon the end of the Restricted Period with respect to a Restricted Stock Unit, the Participant (or the Participant's estate, in the event of the Participant's death) will receive payment of all the Participant's Restricted Stock Units in the form of an equal number of unrestricted shares of Stock.

        (f) TERMINATION DURING THE RESTRICTED PERIOD AND VESTED RESTRICTED STOCK UNITS; PAYMENT. If the termination of the employment of a Participant occurs during the Restricted Period, the Participant (or the Participant's estate, in the event of the Participant's death) will receive unrestricted shares of Stock equal in number to the Participant's vested Restricted Stock Units.

        (g) TERMINATION DURING RESTRICTED PERIOD AND UNVESTED RESTRICTED STOCK UNITS; PAYMENT. If the termination of the employment of a Participant occurs during the Restricted Period, the Participant will receive a cash payment equal to eighty (80%) percent of the Fair Market Value of the Participant's unvested Restricted Stock Units on the date of their purchase.

        (h) RESTRICTIONS. Restricted Stock Units (whether or not vested) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, during the Restricted Period. The Committee may also impose such other restrictions and conditions on the shares as it deems appropriate.

6. CHANGE IN CONTROL OF THE COMPANY.

    For purposes of the Plan, the term "Change in Control" shall mean any of the following events:

        (a) (i) any Person is or becomes the Beneficial Owner of 20% or more of either (x) the then outstanding common stock of the Company (the "Outstanding Common Stock") or (y) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the "Total Voting Power"), excluding, however, the following: (1) any acquisition by the Company or any of its affiliates or
    (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; and (ii) Ciba Beneficially Owns, in the aggregate, a lesser percentage of the Total Voting Power than such Person Beneficially Owns; or

        (b) a change in the composition of the Board such that the individuals who, as of the date of the adoption of the Plan by the Board, constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, for purposes of this definition, that any individual who becomes a director subsequent to such date, whose election, or nomination for election by the Company's stockholders, was made or approved pursuant to the Governance Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, PROVIDED, FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

        (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction (i) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, or (ii) after which no Person Beneficially Owns a greater percentage of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation than does Ciba; or

        (d) Ciba shall become the Beneficial Owner of more than 57.5% of the Total Voting Power; or

        (e) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

7. EFFECT OF CERTAIN CHANGES.

    In the event of any extraordinary dividend, stock dividend, recapitalization, merger, consolidation, stock split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions, the number of shares of Stock available for grants and the number of such shares covered by outstanding grants shall be equitably adjusted by the Committee to reflect such event and preserve the value of such grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

8. PAYMENT OF WITHHOLDING TAXES.

    The Committee shall have discretion to permit or require a Participant, on such terms and conditions as it determines, to pay all or a portion of any taxes arising in connection with a purchase of Restricted Stock Units hereunder or the vesting or lapse of restrictions with respect thereto by having the applicable employer withhold shares of the Stock or by the Participant's delivering other shares of Stock having a then-current Fair Market Value equal to the amount of taxes to be withheld.

9. RIGHTS AS A STOCKHOLDER.

    A Participant or a transferee of a grant shall have no rights as a stockholder with respect to any shares of Stock which may become issuable pursuant to the grant until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (whether ordinary or extraordinary, and whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Article 7 hereof.

10. NO RIGHTS TO EMPLOYMENT.

    Nothing in the Plan or in any grant made or Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with, or limit in any way, the right of the Company or any such Subsidiary to terminate such Participant's employment. Grants made under the Plan shall not be affected by any change in duties or position of a Participant as long as such Participant continues to be employed by the Company or any Subsidiary.

11. ADMINISTRATION.

    The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Restricted Stock Units; to determine the persons to whom, and the time or times at which grants shall be granted; to determine the number of Restricted Stock Units to be covered by each grant; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Agreements (which need not be identical) and to cancel or suspend grants, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

    The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. The Committee may appoint a chairperson and a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. The Committee shall hold its meetings at such times and places (and its telephonic meetings at such times) as it shall deem advisable. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

    No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any grant hereunder.

12. AMENDMENT AND TERMINATION OF THE PLAN.

    The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that an amendment for which the Board determines stockholder approval is necessary or appropriate under the circumstances then prevailing shall not be effective unless approved by the requisite vote of stockholders. Except as provided in Article 7 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any grant previously made to a Participant, unless the written consent of the Participant is obtained.

13. GOVERNING LAW.

    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

14. EFFECTIVE DATE; APPROVAL OF STOCKHOLDERS; TERM.

    The Plan shall become effective January 1, 1997, subject to the approval of the shareholders of the Company. Unless the Plan is terminated earlier pursuant to Article 12 hereof, the Term of the Plan shall end on March 31, 2007 (or such earlier date as all Restricted Stock Units to be granted in connection with elections made under the Annual Plan with respect to the Company's 2006 fiscal year have been granted), and no grants shall be made thereafter. However, holdings of Restricted Stock Units granted hereunder may extend beyond such date, and the provisions of the Plan shall continue to apply to such Restricted Stock Units.

                 (This page has been left blank intentionally.)

                               HEXCEL CORPORATION
                               Two Stamford Plaza
                              281 Tresser Boulevard
                        Stamford, Connecticut 06901-3238

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

     This Proxy is Solicited by the Board of Directors of Hexcel Corporation


   The undersigned stockholder of Hexcel Corporation ("Hexcel") hereby appoints John J. Lee, John M.D. Cheesmond and Marshall S. Geller and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all the shares of Common Stock of Hexcel held of record by the undersigned on March 24, 1997 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 22, 1997 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 21, 1997, receipt of which is hereby acknowledged.

               (Continued and to be signed on the reverse side)

                                            PLEASE SIGN, DATE AND MAIL YOUR
                                         PROXY CARD BACK AS SOON AS POSSIBLE!

                                            ANNUAL MEETING OF STOCKHOLDERS
                                                  HEXCEL CORPORATION

                                                     MAY 22, 1997


A /X/  Please mark your
       votes as in this
       example


                FOR all     WITHHOLD
                nominees   AUTHORITY
               listed at   to vote
                 right      for all
              (except as   nominees
              written to    listed
              the contrary    at    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
                 below       right  NOMINEES FOR DIRECTOR AND FOR APPROVAL OF THE STATED PROPOSALS.          FOR  AGAINST  ABSTAIN

1. Election of       / /    / /     Nominees: John M.D. Cheesmond   2. Approval and Adoption of the Incentive  / /     / /    / /
   Directors (check                           Marshall S. Geller      Stock Plan of Hexcel as Amended and
   one box only):                             Juergen Habermeier      Restated as of January 30, 1997.
                                              John J. Lee
INSTRUCTION: To withhold authority to vote    Stanley Sherman      3. Approval and Adoption of the            / /     / /   / /
for any individual nominee(s), write the      Martin L. Solomon       Management Stock Purchase Plan of
name(s) of the nominee(s) below:              George S. Springer      Hexcel.
                                              Joseph T. Sullivan
__________________________________________    Hermann Vodicka
                                              Franklin S. Wimer     Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual
                                                                    Meeting. IN THE ABSENCE OF SPECIFIC INSTRUCITONS, PROXIES
                                                                    WILL BE VOTED FOR EACH OF THE NOMINEES SET FORTH IN ITEM 1,
                                                                    FOR ITEM 2, FOR ITEM 3 AND IN THE DISCRETION OF THE PROXY
                                                                    HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE
                                                                    THE ANNUAL MEETING.



Signatures(s) ___________________   ____________________ DATED: _______, 1997

Note: Please sign exactly as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or an agent, attorney or fiduciary, please indicate the capacity in which you are signing.